EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
PAR PETROLEUM CORPORATION,
BOGEY, INC.,
KOKO’OHA INVESTMENTS, INC.,
and
BILL D. MILLS
(as the Shareholders’ Representative)

________________________________
Dated as of June 2, 2014
________________________________

TABLE OF CONTENTS
Page
ARTICLE I

THE MERGER
Section 1.1    The Merger    2
Section 1.2    Closing    2
Section 1.3    Effective Time    2
Section 1.4    Effect of the Merger    2
Section 1.5    Organizational Documents of the Surviving Entity    3
Section 1.6    Directors and Officers of the Surviving Entity    3
ARTICLE II

MERGER CONSIDERATION
Section 2.1    Merger Consideration    3
Section 2.2    Conversion of Shares    4
Section 2.3    Payment Procedures    5
Section 2.4    No Liability    5
Section 2.5    Net Working Capital and Adjusted Long-Term Liabilities    5
Section 2.6    Inventories    8
Section 2.7    Withholding Rights    9
Section 2.8    Transfer Books    10
Section 2.9    Dissenting Shares    10
Section 2.10    Post-Closing True Up Adjustment    11
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1    Organization; Qualification    14
Section 3.2    Authority; Validity of Agreement    14
Section 3.3    Non-Contravention    15

2

Section 3.4    Consents and Approvals    16
Section 3.5    Capitalization    16
Section 3.6    Financial Statements    17
Section 3.7    Absence of Undisclosed Liabilities    18
Section 3.8    Absence of Certain Changes    18
Section 3.9    Compliance with Law; Permits    20
Section 3.10    Litigation    20
Section 3.11    Tangible Personal Property    20
Section 3.12    Real Property    21
Section 3.13    Material Contracts    22
Section 3.14    Affiliate Arrangements    24
Section 3.15    Tax Matters    25
Section 3.16    Employee Benefit Plans; ERISA    29
Section 3.17    Labor Matters    31
Section 3.18    Intellectual Property    32
Section 3.19    Insurance    33
Section 3.20    Environmental Matters    34
Section 3.21    Accounts Receivable    35
Section 3.22    Customers and Suppliers    36
Section 3.23    Bank Accounts    36
Section 3.24    Capital Expenditures    36
Section 3.25    Brokers and Finders    36
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 4.1    Organization; Qualification    36
Section 4.2    Authority; Validity of Agreement    37
Section 4.3    Non-Contravention    37

3

Section 4.4    Consents and Approvals    37
Section 4.5    Brokers and Finders    38
Section 4.6    Parent Benefit Plans    38
Section 4.7    Financial Ability to Perform    38
ARTICLE V

COVENANTS OF THE PARTIES
Section 5.1    Conduct of Business    38
Section 5.2    Non-Solicitation    41
Section 5.3    Due Diligence Period; Access; Confidentiality    42
Section 5.4    Filings and Authorizations    46
Section 5.5    Publicity    48
Section 5.6    Notification of Certain Events    49
Section 5.7    Directors’ and Officers’ Indemnification    49
Section 5.8    Supplemental Disclosure    50
Section 5.9    Resignations    50
Section 5.10    Company Special Meeting    50
Section 5.11    Company Employees; Employee Benefit Plans; ERISA    51
Section 5.12    Further Assurances    52
Section 5.13    Pre-Closing Price Adjustments    52
Section 5.14    Deposit    54
Section 5.15    Company Monthly Consolidated Financial Statements    54
Section 5.16    Title Insurance and Surveys    54
Section 5.17    Third Party Consents    55
Section 5.18    Amendment of Company Bylaws    55
Section 5.19    Hawaii Dislocated Workers Act Notification    55
Section 5.20    Satisfaction of Closing Conditions    55

4

ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1    Mutual Conditions    55
Section 6.2    Conditions to the Obligations of Parent and Merger Sub to Effect the Merger    56
Section 6.3    Conditions to the Obligations of the Company to Effect the Merger    58
ARTICLE VII

SURVIVAL AND INDEMNIFICATION
Section 7.1    Survival of Representations, Warranties and Covenants    58
Section 7.2    Indemnification by the Company Shareholders    59
Section 7.3    Indemnification by Parent    60
Section 7.4    Indemnification Claim Process    61
Section 7.5    Third Party Claims Procedures    61
Section 7.6    Limitations on Indemnification    63
Section 7.7    Escrow Amount Adjustments    64
Section 7.8    Reduction of Post-Closing Escrow and Payment of Post-Closing Escrow Per Share Merger Consideration        65
Section 7.9    Exclusive Remedy    66
ARTICLE VIII

TAX MATTERS
Section 8.1    Tax Returns    66
Section 8.2    Cooperation    68
Section 8.3    Additional Agreements    68
Section 8.4    Adjustment to Final Aggregate Merger Consideration    69
ARTICLE IX

TERMINATION
Section 9.1    Termination    69
Section 9.2    Effect of Termination    70

5

ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.1    Shareholders’ Representative    71
Section 10.2    Amendment; Waiver    73
Section 10.3    Entire Agreement    73
Section 10.4    Definitions and Interpretation    73
Section 10.5    Severability    74
Section 10.6    Notices    74
Section 10.7    Binding Effect; Persons Benefiting; No Assignment    76
Section 10.8    Counterparts    76
Section 10.9    Governing Law    77
Section 10.10    Consent to Jurisdiction    77
Section 10.11    Specific Performance    77
Section 10.12    Company Disclosure Schedule    77
Section 10.13    Fees and Expenses    77

Glossary    G-1
Exhibit A – Form of Voting Agreement and Irrevocable Proxy    A-1
Exhibit B-1 – Form of Post-Closing Escrow Agreement    B-1-1
Exhibit B-2 – Form of Deposit Escrow Agreement    B-2-2
Exhibit C – Identification and Ranking of Potential Arbiters    C-1
Exhibit D – Product Inventory Measurement    D-1

6

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 2, 2014, (the “Execution Date”) is made and entered into by and among (a) Par Petroleum Corporation, a Delaware corporation (“Parent”), (b) Bogey, Inc., a Hawaii corporation and a wholly-owned, indirect subsidiary of Parent (“Merger Sub”), (c) Koko’oha Investments, Inc., a Hawaii corporation (the “Company”), and (d)     Bill D. Mills, in his capacity as the Shareholders’ Representative (as defined herein). Parent, Merger Sub, the Company and the Shareholders’ Representative are each referred to herein as a “Party” and collectively referred to herein as the “Parties”.
RECITALS:
A. The Company owns 100% of the membership interests of Mid Pac Petroleum, LLC, a Delaware limited liability company (“Mid Pac”), which is the exclusive licensee of the “76” brand in the State of Hawaii and the owner and/or operator of several terminals and retail gasoline stations.
B.Parent wishes to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger.
C.The Boards of Directors of Parent and Merger Sub have determined that the Merger is advisable and in the best interests of Parent. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the Company and its shareholders.
D.The respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein.
E.Parent, in its capacity as the sole shareholder of Merger Sub, has adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth herein.
F.Pursuant to the Merger and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of the Company’s common stock (“Company Common Stock”) shall be converted into the right to receive certain cash payments as set forth in this Agreement (the “Merger Consideration”).
G.Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, the Company, and certain Company Shareholders (as defined herein) who collectively own, beneficially and of record approximately 70% of the Company Common Stock (the “Principal Shareholders”) have entered into a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit A with respect to each such Principal Shareholder (each, a “Voting Agreement”), pursuant to which each of the Principal Shareholders has (a) agreed to vote (or cause to be voted) all of the shares of Company Common Stock owned of record or beneficially by such Principal Shareholder in favor of adoption and approval of this Agreement, the other Transaction Documents and the Merger, and (b) granted to Parent and certain of its executive officers an irrevocable proxy (each, an “Irrevocable Proxy”) to vote all of such Principal Shareholder’s shares of Company Common Stock (1) in favor of the approval and adoption of this Agreement, the other Transaction Documents and the Merger, (2) on any other matter reasonably relating to and consistent with the terms and conditions of this Agreement or the Merger, and (3) on any proposed adjournments or postponements of any meeting of the Company Shareholders at which any of the foregoing matters are to be considered.

3668783v28

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Hawaii Business Corporation Act, Hawaii Revised Statutes Chapter 414 (“HBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity following the Merger (sometimes referred to herein as the “Surviving Entity”). The existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Entity, it shall be governed by the HBCA and the articles of incorporation and bylaws of the Company.
Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the Parties, which shall be no later than the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Schneider Tanaka Radovich Andrew and Tanaka, 1100 Alakea Street, Suite 2100, Honolulu, Hawaii 96813, unless another time, date or place is agreed to in writing by the Parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 1.3    Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Director of Commerce and Consumer Affairs of the State of Hawaii (“DCCA”). The Merger shall become effective at such time as the Articles of Merger are duly filed with the DCCA, or at such subsequent date or time as the Parties shall agree and specify in the Articles of Merger, but not later than thirty (30) days after filing of the Articles of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”
Section 1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 414-316 of the HBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.
Section 1.5    Organizational Documents of the Surviving Entity. The articles of incorporation and bylaws of the Company, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity, until thereafter amended as provided therein or by applicable Law.
Section 1.6    Directors and Officers of the Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE II

MERGER CONSIDERATION
Section 2.1    Merger Consideration.
(a)    The aggregate Merger Consideration to be paid pursuant to this Agreement for the Company Common Stock (the “Final Aggregate Merger Consideration”) shall be (i) the Closing Aggregate Merger Consideration plus or minus, as the case may be, (ii) the Adjustment Payment determined following the conclusion of the post-Closing “true-up” procedures described in Section 2.10.
(b)    The aggregate Merger Consideration to be paid at Closing pursuant to this Agreement prior to the post-Closing “true-up” procedures described in Section 2.10 (the “Closing Aggregate Merger Consideration”) shall be (i) One Hundred Seven Million Dollars ($107,000,000.00), minus (ii) the Estimated Adjusted Long-Term Liabilities, minus (iii) Pre-Closing Price Adjustments, if any, determined pursuant to Section 5.13, plus or minus (iv) Estimated Net Working Capital and plus (v) the Estimated Merchandise Inventory Value and the Estimated Product Inventory Value. No later than five (5) Business Days prior to the scheduled Closing Date, the Company shall deliver to Parent a statement setting forth in reasonable detail the Company’s calculation of the Closing Aggregate Merger Consideration which calculation shall be prepared reasonably and in good faith.
(c)    At Closing, an amount equal to the product of (i) Twenty-Two Million Dollars ($22,000,000) multiplied by (ii) the Price Reduction Factor (the “Post-Closing Escrow Amount”), shall be withheld from the Closing Aggregate Merger Consideration payable to the Company Shareholders and deposited into an escrow account (the “Post-Closing Escrow Account”) with Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to an escrow agreement by and among Parent, the Shareholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit B-1 (the “Post-Closing Escrow Agreement”). Funds held in the Post-Closing Escrow Account, including any interest or income earned thereon, shall be paid from the Post-Closing Escrow Account when and as provided for in this Agreement.
(d)    After fully funding the Post-Closing Escrow Amount pursuant to the first sentence of Section 2.1(c), the sum of Five Hundred Thousand Dollars ($500,000) shall be withheld from the remaining Closing Aggregate Merger Consideration payable to the Company Shareholders and shall be deposited into an account designated by the Shareholders’ Representative (the “Shareholders’ Representative Expense Fund”) to be used and distributed by the Shareholders’ Representative in accordance with Section 10.1(e).
Section 2.2    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holders of shares of Company Common Stock (“Company Shareholders”) the following shall occur:
(a)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company as treasury stock, if any, (the “Canceled Shares”), shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares) shall be converted into the right to receive:

(i)    from Parent, an amount equal to the quotient of: (A) the Closing Aggregate Merger Consideration minus the sum of (x) the Deposit, (y) the Post-Closing Escrow Amount, and (z) the Shareholders’ Representative Expense Fund, divided by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares), calculated to the nearest one one-hundredth of one cent (the “Closing Per Share Merger Consideration”);
(ii)    from Parent, upon release of the Deposit Escrow Account to Parent as provided in Section 5.14(b), an amount equal to the quotient of (A) the amount of the Deposit Escrow Account so released to Parent divided by (B) the number of Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares), calculated to the nearest one one-hundredth of one cent (the “Deposit Per Share Merger Consideration”).
(iii)    from Parent, the True Up Per Share Merger Consideration, if any, in accordance with Section 2.10;
(iv)    from the Shareholders’ Representative, amounts equal to the quotient of (A) distributions from the Post-Closing Escrow Account, made from time to time to the Shareholders’ Representative, in accordance with this Agreement divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares), calculated to the nearest one one-hundredth of one cent (the “Post-Closing Escrow Per Share Merger Consideration”); and
(v)    from the Shareholders’ Representative, amounts equal to the quotient of (A) the Shareholders’ Representative Expense Fund Residual, if any, divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares), calculated to the nearest one one-hundredth of one cent (the “Residual Expense Fund Per Share Merger Consideration”).
(c)    Conversion of Merger Sub Common Stock. At the Effective Time, each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into fifty (50) shares of Company Common Stock.
Section 2.3    Payment Procedures. Within three (3) Business Days after the Effective Time, Parent will deliver payment to each of the Company Shareholders (other than holders of Dissenting Shares) of the Closing Per Share Merger Consideration for each share then held by such shareholders. Within three (3) Business Days after the Effective Time, Parent and the Shareholders’ Representative shall use their commercially reasonable efforts to cause the Escrow Agent to release all funds then held in the Deposit Escrow Account to Parent for payment of the Deposit Per Share Merger Consideration. Payment of the Closing Per Share Merger Consideration and the Deposit Per Share Merger Consideration shall be made by check or wire transfer payable to the Company Shareholders named in, and at the addresses set forth in, Section 2.3 of the Company Disclosure Schedule, unless Parent is otherwise notified in writing by the Company at least two (2) Business Days prior to the Closing Date, and Parent and Company shall be entitled to treat such Company Shareholders as the only holders of record of the outstanding shares of Company Common Stock.
Section 2.4    No Liability. None of Parent or the Surviving Entity shall be liable to any Person in respect of any Merger Consideration delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5    Net Working Capital and Adjusted Long-Term LiabilitiesAt least three (3) Business Days prior to the Closing Date, the Company shall submit in writing to Parent and the Shareholders’ Representative its reasonable and good faith estimate of the Net Working Capital as of the Measurement Time (the “Estimated Net Working Capital”) along with documentation supporting its reasonable and good faith calculation of the Estimated Net Working Capital and shall reasonably respond to questions and comments from Parent regarding such submission prior to the Closing Date. The Closing Aggregate Merger Consideration payable by Parent on the Closing Date shall be increased or decreased, as applicable, by the amount of the Estimated Net Working Capital.
(a)    At least three (3) Business Days prior to the Closing Date, the Company shall submit in writing to Parent and the Shareholders’ Representative its reasonable and good faith estimate of the Adjusted Long-Term Liabilities as of the Measurement Time (the “Estimated Adjusted Long-Term Liabilities”) along with documentation supporting its reasonable and good faith calculation of the Estimated Adjusted Long-Term Liabilities and shall reasonably respond to questions and comments from Parent regarding such submission prior to the Closing Date. The Closing Aggregate Merger Consideration payable by Parent on the Closing Date shall be decreased by the amount of the Estimated Adjusted Long-Term Liabilities.
(b)    Within one hundred twenty (120) days after the Closing Date, the Company shall submit to Parent and the Shareholders’ Representative (i) its written calculation (the “Net Working Capital Statement“) of the actual Net Working Capital as of the Measurement Time (the “Final Net Working Capital”), (ii) its written calculation (the “Final Adjusted Long-Term Liabilities Statement”) of the actual Adjusted Long-Term Liabilities as of the Measurement Time (the “Final Adjusted Long-Term Liabilities”) and (iii) an unaudited consolidated balance sheet of the Companies as of the Measurement Time. From the Closing Date through the final determination of the Final Net Working Capital and Final Adjusted Long-Term Liabilities in accordance with this Section 2.5), Parent shall cause the Companies and their employees to provide the Shareholders’ Representative and his advisors reasonable access during normal business times to the personnel, properties and books and records of the Companies for the purpose of determining the Final Net Working Capital and Final Adjusted Long-Term Liabilities.
(c)    Unless Parent or the Shareholders’ Representative gives notice to the other (a “NWC Protest Letter”) on or before the thirtieth (30th) day after Parent’s and the Shareholders’ Representative’s receipt of the Net Working Capital Statement that Parent or the Shareholders’ Representative, as applicable, disputes the Final Net Working Capital specified in the Net Working Capital Statement and setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Net Working Capital as specified in the Net Working Capital Statement shall become final and binding on the Parties. Except for the matters specifically set out in the NWC Protest Letter, Parent and the Shareholders’ Representative shall be deemed to have agreed to the Net Working Capital Statement in full. If Parent or the Shareholders’ Representative gives a NWC Protest Letter to the other on or before such thirtieth (30th) day that it or he disputes the Final Net Working Capital specified in the Net Working Capital Statement, then Parent, the Company and the Shareholders’ Representative shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Final Net Working Capital that is being challenged by Parent or the Shareholders’ Representative (the “NWC Challenged Amount”).
(d)    Unless Parent or the Shareholders’ Representative gives notice to the other (a “ALTL Protest Letter”) on or before the thirtieth (30th) day after Parent’s and the Shareholders’ Representative’s receipt of the Final Adjusted Long-Term Liabilities Statement that Parent or the Shareholders’ Representative, as applicable, disputes the Final Adjusted Long-Term Liabilities specified in the Final Adjusted Long-Term Liabilities Statement and setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Adjusted Long-Term Liabilities as specified in the Final Adjusted Long-Term Liabilities Statement shall become final and binding on the Parties. Except for the matters specifically set out in the ALTL Protest Letter, Parent and the Shareholders’ Representative shall be deemed to have agreed to the Final Adjusted Long-Term Liabilities Statement in full. If Parent or the Shareholders’ Representative gives a ALTL Protest Letter to the other on or before such thirtieth (30th) day that it or he disputes the Final Adjusted Long-Term Liabilities specified in the Net Working Capital Statement, then Parent, the Company and the Shareholders’ Representative shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Final Adjusted Long-Term Liabilities that is being challenged by Parent or the Shareholders’ Representative (the “ALTL Challenged Amount”).
(e)    If the Parties are unable to mutually resolve both the NWC Challenged Amount and the ALTL Challenged Amount within twenty (20) days after delivery of the NWC Protest Letter or ALTL Protest Letter (whichever is delivered later), an Arbiter will be engaged by the Parties to determine the NWC Challenged Amount, ALTL Challenged Amount, or both as the case may be. As used in this Agreement, the term “Arbiter” shall mean the highest ranked (with ranking number 1 being the highest ranking) independent public accounting firm listed on Exhibit C that agrees to perform the functions of the Arbiter under this Agreement. The Arbiter: (1) will be jointly engaged by Parent and the Shareholders’ Representative; (2) will be provided, within ten (10) Business Days of accepting the engagement, with a definitive written statement from Parent and the Shareholders’ Representative of their respective positions and a copy (as applicable) of the Net Working Capital Statement, the NWC Protest Letter, the Final Adjusted Long-Term Liabilities Statement and the ALTL Protest Letter; (3) will be advised in the engagement letter that the Parties accept the Arbiter as the appropriate person to interpret this Agreement for all purposes relevant to the resolution of the NWC Challenged Amount, the ALTL Challenged Amount, or both as the case may be; (4) will be granted access to all records and personnel of the Companies, and (5) will have forty-five (45) days to carry out a review and prepare a written statement of its decision regarding the NWC Challenged Amount and the ALTL Challenged Amount, which shall be binding and final upon Parent, the Shareholders’ Representative and the Company Shareholders. In no event shall the Arbiter’s determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. Each Party will be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination, copies of which shall be simultaneously provided to the other Party. The decision of the Arbiter shall be final and binding upon the Parties except in the event of manifest error (in which case the relevant part of their determination shall be void and the matter shall be remitted to the Arbiter for correction) and shall be in substitution for and precludes the bringing of any proceedings, including in any court, in connection with any dispute under this Section 2.5. The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by the Shareholder’s Representative (and shall be payable solely from the Shareholders’ Representative Expense Fund and not by the Shareholders’ Representative personally), on the one hand, and Parent, on the other hand. If, however, there are insufficient funds in the Shareholders’ Representative Expense Fund to pay the Shareholders’ Representative’s portion of such fees and expenses, the amount of such deficiency shall be added to any Adjustment Payment otherwise due to Parent or subtracted from any Adjustment Payment due to the Shareholders’ Representative. For avoidance of doubt and despite any other provision of this Agreement to the contrary, the Shareholders’ Representative shall have sole and exclusive authority to act for and on behalf of the Company Shareholders from and after the Effective Time, with respect to any disputes or issues relating to this Agreement, including without limitation the NWC Challenged Amount and the ALTL Challenged Amount, and no individual Company Shareholder shall have any standing or authority with respect thereto.
Section 2.6    Inventories.
(a)    Product Inventory:
(i)    The Product Inventory shall be measured as of the Measurement Time in accordance with the measurement procedures set forth in Exhibit D and shall be valued at the Product Inventory Value. Each Party shall be permitted to have representatives present to observe any measurements taken of the Product Inventory.

(ii)    At least three (3) Business Days prior to the Closing Date, the Company shall submit in writing to Parent and the Shareholders’ Representative its reasonable, good faith estimate of the Product Inventory and the Product Inventory Value as of the Measurement Time (the “Estimated Product Inventory Value”) setting forth the types, characteristics and volumes, on a tank, truck, pipeline, vessel or other location basis, along with documentation supporting its reasonable good faith calculation of the Estimated Product Inventory Value and shall reasonably respond to questions and comments from Parent regarding such submission prior to the Closing Date.
(b)    Merchandise Inventory:
(i)    The Merchandise Inventory shall be valued at the Merchandise Inventory Value. The Company shall conduct a physical inventory of the Merchandise Inventory in accordance with its usual inventory verification and reconciliation procedures on the Closing Date or as of a day as closely preceding the Closing Date as is practical. Representatives of the Parent shall be entitled to observe the physical inventory as conducted at each location inventoried.
(ii)    At least three (3) Business Days prior to the Closing Date, the Company shall submit in writing to Parent and the Shareholders’ Representative its reasonable good faith estimate of the Merchandise Inventory and the Merchandise Inventory Value as of the Measurement Time (the “Estimated Merchandise Inventory Value”) setting forth the types, quantities and volumes of Merchandise Inventory on a location-by-location basis along with documentation supporting its reasonable good faith calculation of the Estimated Merchandise Inventory Value and shall reasonably respond to questions and comments from Parent regarding such submission prior to the Closing Date.
(c)    Post-Closing Inventory Adjustments:
(i)Within one hundred twenty (120) days after the Closing Date, the Company shall submit to the Parent and the Shareholders’ Representative its written calculation (the “Inventory Statement”) of the Product Inventory Value and the Merchandise Inventory Value, as of the Measurement Time (the “Final Inventory Value”). From the Closing Date through the final determination of the Final Inventory Value in accordance with this Section 2.6(c), Parent shall cause the Companies and their employees to provide the Shareholders’ Representative and its advisors reasonable access during normal business times to the personnel, properties and books and records of the Companies for the purpose of determining the Final Inventory Value. Unless any Party gives notice to the other Parties (an “Inventory Protest Letter”) on or before the thirtieth (30th) day after delivery of the Inventory Statement that it disputes the Final Inventory Value specified in the Inventory Statement and setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Inventory Value as specified in the Inventory Statement shall become final and binding on the Parties. Except for the matters specifically set out in the Inventory Protest Letter, the Parties shall be deemed to have agreed to the Inventory Statement in full. If any Party gives an Inventory Protest Letter to other Parties on or before such thirtieth (30th) day that it disputes the Final Inventory Value specified in the Inventory Statement, then the Parties shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Final Inventory Value that is being challenged (the “Inventory Challenged Amount”).
(ii)If the Parties are unable to mutually resolve the Inventory Challenged Amount within twenty (20) days after receipt of the Inventory Protest Letter, then the Arbiter will be engaged by the Parties to determine the Inventory Challenged Amount. The Arbiter: (1) will be jointly engaged by Parent and the Shareholders’ Representative; (2) will be provided, within the (10) Business Days of accepting the engagement, with a definitive written statement from the Parties of their respective positions and a copy of the Inventory Statement and the Inventory Protest Letter; (3) will be advised in the engagement letter that the Parties accept the Arbiter as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Inventory Challenged Amount; (4) will be granted access to all records and personnel of the Companies; and (5) will have forty-five (45) days to carry out a review and prepare a written statement of its decision regarding the Inventory Challenged Amount, which shall be binding and final upon the Parties. In no event shall the Arbiter’s determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. Each Party will be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination copies of which shall be simultaneously provided to the other Party. The decision of the Arbiter shall be final and binding upon the Parties except in the event of manifest error (in which case the relevant part of their determination shall be void and the matter shall be remitted to the Arbiter for correction) and shall be in substitution for and precludes the bringing of any proceedings, including in any court, in connection with any dispute under this Section 2.6. The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by the Shareholders’ Representative (and shall be payable solely from the Shareholders’ Representative Expense Fund and not by the Shareholders’ Representative personally), on the one hand, and Parent, on the other hand.

Section 2.7    Withholding Rights.
(a)    Each Party (or its agents) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by such Party (or its agents), as the case may be, and paid over to or deposited with the relevant Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Company Shareholder in respect to which such deduction and withholding was made by such Party (or its agents), as the case may be. Whenever any such amounts are deducted or withheld by a Party (or its agents), as promptly as practicable thereafter such Party (or its agents) shall send to the applicable Company Shareholders documentation evidencing that any such amounts so deducted or withheld have been paid over to or deposited with the relevant Taxing Authority.
(b)    Each Company Shareholder shall deliver a certificate to each Party (or the Parties jointly), as set forth in Treasury Regulations Section 1.1445-2(b) in form and substance reasonably satisfactory to the Parties, establishing that such Company Shareholder is not a foreign person. If any Party does not receive such certificate from any Company Shareholder on or before the Closing Date, each Party may withhold from the amounts payable to such Company Shareholder pursuant to this Agreement in accordance with Section 1445 of the Code and the Treasury Regulations thereunder, until such certificate is received by such Party.
Section 2.8    Transfer Books. With respect to the shares of Company Common Stock to be converted pursuant to Section 2.2(b), the transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of such shares of Company Common Stock thereafter on the stock transfer records of the Company.
Section 2.9    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has properly exercised dissenters’ rights for such shares in accordance with the HBCA (“Dissenting Shares”) and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights, shall not be converted into or represent a right to receive the Closing Per Share Merger Consideration, the True Up Per Share Merger Consideration, if any, the Post-Closing Escrow Per Share Merger Consideration, if any, and a pro

rata portion of the Shareholders’ Representative Expense Fund Residual, if any, but the holder thereof shall only be entitled to such rights as are granted by the HBCA.
(b)    Notwithstanding the provisions of Section 2.9(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters’ rights, then, upon the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the merger consideration that such holder would have received pursuant to Section 2.2(b) if such holder had not exercised dissenter’s rights, when and as such merger consideration becomes payable pursuant to this Agreement; provided, however, that such holder shall not be entitled to payment of such merger consideration until such time as the holder delivers to the Company written acknowledgement by such holder of the loss or withdrawal of such holder’s dissenter’s rights in form and substance reasonably satisfactory to the Company.
(c)    With respect to any Company Shareholder who has notified the Company of the Company Shareholder’s intent to exercise dissenters’ rights (whether orally or in writing), or who has exercised (or purported to exercise), dissenters’ rights, the Company shall give Parent: (i) prompt notice thereof and shall also promptly provide to Parent copies of all written communications and summaries of oral communications, to or from such Company Shareholder, including withdrawals of such demands, notices of loss of dissenter’s rights, and any documents delivered pursuant to the HBCA; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such assertions of dissenter’s rights or assertions of the intention to assert dissenters’ rights.
(d)    The Company shall not, except with the prior written consent of Parent, concede, voluntarily make any payment with respect to any assertions of dissenters’ rights or offer to settle or settle any such assertion of dissenters’ rights. The Company shall be solely responsible for payment of fair value for Dissenting Shares
Section 2.10    Post-Closing True Up Adjustment.
(a)    Final Merger Consideration Statement. Within ten (10) Business Days after the final determination of the Final Net Working Capital Value, the Final Adjusted Final Long-Term Liabilities and the Final Inventory Value whichever later occurs, Parent shall deliver to the Shareholders’ Representative a statement setting forth Parent’s calculation of the Final Aggregate Merger Consideration (the “Final Merger Consideration Statement”), along with a description in reasonable detail of the Company’s calculation of the Adjustment Payment. The Final Merger Consideration Statement shall also set forth the calculation of the Adjustment Payment to be made to Section 2.10(g) or Section 2.10(h), as the case may be.
(b)    Review. The Shareholders’ Representative shall have twenty (20) Business Days following the date of delivery of the Final Merger Consideration Statement to notify Parent in writing of any objection (the “Statement of Objection”) to the Final Aggregate Merger Consideration as set forth and calculated on the Final Merger Consideration Statement or the Shareholders’ Representative may give Parent written notice prior to the expiration of such twenty (20) Business Day period that the Shareholders’ Representative agrees with the Final Merger Consideration Statement. The Statement of Objection must specify in reasonable detail the dollar amount of the objection, the basis therefor in reasonable detail and the proposed corrections. Parent shall provide the Shareholders’ Representative copies of all backup and work papers in connection with Parent’s calculation of the Final Aggregate Merger Consideration (other than documents protected from disclosure by attorney client privileges or similar privileges) as well as access to any books and records of the Company reasonably requested by the Shareholders’ Representative in connection with the Shareholders’ Representative’s review of the Final Merger Consideration Statement. Despite anything to the contrary in this Agreement, the Shareholders’ Representative shall not be entitled to object to any matter (in a Statement of Objection or otherwise) that (i) was deemed to be accepted by the Shareholders’ Representative pursuant to this

Agreement, (ii) that was previously resolved by written agreement of Parent and the Shareholders’ Representative or (iii) was determined by the Arbiter.
(c)    Deemed Acceptance. Any determination set forth in the Final Merger Consideration Statement that is not specifically objected to in the Statement of Objection (or, if no Statement of Objection is delivered prior to the expiration of thetwenty (20) Business Day period following the date of delivery of the Final Merger Consideration Statement, the full Final Merger Consideration Statement) shall be deemed acceptable and shall be final and binding upon the Parties.
(d)    No Disagreement. If the Shareholders’ Representative is not given written notice of Parent’s disagreement with the Statement of Objection within ten (10) Business Days after the receipt thereof, or if Parent has given the Shareholders’ Representative written notice that it agrees with the Statement of Objection prior to the expiration of such ten (10) Business Day period, the Final Aggregate Merger Consideration as adjusted by the Statement of Objection shall be deemed acceptable and shall be final and binding upon the Parties.
(e)    Determination by Arbiter. If the Shareholders’ Representative provides Parent with a Statement of Objection and Parent provides the Shareholders’ Representative written notice of any disagreement with the Statement of Objection within ten (10) Business Days after the receipt thereof, Parent and the Shareholders’ Representative shall use their commercially reasonable efforts to resolve all disputed items and amounts pursuant to good faith negotiations. If Parent and the Shareholders’ Representative are unable to resolve the disagreement within ten (10) Business Days of receipt of Parent’s notice of disagreement, the determination of the Final Aggregate Merger Consideration shall be made by the Arbiter. The Arbiter shall be instructed to render its decision in accordance with the terms of this Agreement and shall consider only those items or amounts that are the subject of disagreement between the Parties and issues directly affected by such items. The Arbiter shall deliver to Parent and the Shareholders’ Representative as promptly as practicable, but in no event later than sixty (60) days after the Arbiter is engaged, a written report setting forth its resolution and, if applicable, its calculation of the disputed items or amounts, which shall be final and binding on the Parties. In no event shall the Arbiter’s determination result in the Final Aggregate Merger Consideration being less than that set forth in the Final Merger Consideration Statement or greater than that set forth in the Statement of Objection. The Parties shall promptly comply with all reasonable requests by the Arbiter for information, books, records and similar items. The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by the Shareholder’s Representative (and shall be payable solely from the Shareholders’ Representative Expense Fund and not by the Shareholder Representative personally), on the one hand, and Parent, on the other hand.
(f)    Calculation of Adjustment Payment. Not later than the fifth (5th) Business Day after the final determination of the Final Net Working Capital, the Final Adjusted Long-Term Liabilities and the Final Inventory Value, the Adjustment Payment shall be calculated. The term “Adjustment Payment” shall mean the sum of the following:
(i)    the result (whether positive or negative) of Final Net Working Capital minus Estimated Net Working Capital;
(ii)    the result (whether positive or negative) of Final Adjusted Long-Term Liabilities minus Estimated Adjusted Long-Term Liabilities; and
(iii)    the result (whether positive or negative) of (A) Final Inventory Value minus (B) the sum of the Estimated Product Inventory Value, and the Estimated Merchandise Inventory Value.

(g)    Adjustment Payments. In the event that the Adjustment Payment computed pursuant to Section 2.10(f) is a positive number, then an amount equal to the Adjustment Payment shall be paid to the Company Shareholders as provided below in Section 2.10(h), together with interest at the Applicable Rate from and including the Closing Date to, but excluding, the date of payment, and, in addition, $2,000,000 shall be released to Parent from the Post-Closing Escrow Account, together with any interest and income earned thereon, for payment to the Company Shareholders as provided in Section 2.10(h) (the “First Escrow Release”). In the event the Adjustment Payment computed in accordance with Section 2.10(f) yields a negative number, then the Parent and Shareholders’ Representative shall cause the amount of the Adjustment Payment to be paid from such Escrow Account to Parent, together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of payment. If such Adjustment Payment to Parent is less than Two Million Dollars ($2,000,000), Parent and the Shareholders’ Representative shall cause the difference between such Adjustment Payment and Two Million Dollars ($2,000,000) to be released from the Post-Closing Escrow Account to Parent for disbursement to the Company Shareholders as a partial First Escrow Release.
(h)    As to any Adjustment Payment to be made to the Company Shareholders and the First Escrow Release, each Company Shareholder, shall receive, for each share of Company Common Stock (other than Cancelled Shares and Dissenting Shares) owned by such holder immediately prior to the Effective Time, an amount equal to the quotient of (i) the sum of (A) the Adjustment Payment, plus (B) interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of payment, plus (C) the amount of the First Escrow Release, divided by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any Canceled Shares) (the “True Up Per Share Merger Consideration”), calculated to the nearest one one-hundredth of one cent.
(i)    Prior to the third (3rd) Business Day after the final determination of the Adjustment Payment, Parent and the Shareholders’ Representative shall use their commercially reasonable efforts to cause the Escrow Agent to release to Parent the First Escrow Release for payment by Parent to Company Shareholders as a portion of the True Up Per Share Merger Consideration. Prior to the fifth (5th) Business Day after the final determination of the Adjustment Payment, Parent shall provide to the Shareholders’ Representative for his review and approval, a worksheet setting forth the name and address of each Company Shareholder, the portion of the Adjustment Payment to be paid to each Company Shareholder, and the manner of calculation of such amounts. The Shareholders’ Representative shall review, correct (if necessary) and return such worksheet to the Company within ten (10) Business Days. If the Shareholders’ Representative does not return the corrected worksheet to the Company within such ten (10) Business Day period, then the worksheet prepared by the Company shall be final and binding on all Parties and the Company Shareholders. If the worksheet is corrected by the Shareholders’ Representative, such corrected worksheet shall be final and binding on all Parties and the Company Shareholders. Promptly thereafter, Parent shall pay to each Company Shareholder, his or her portion of the True Up Per Share Merger Consideration.
(j)    Applicable Rate. As used herein, “Applicable Rate” means the rate of two percent (2%) per annum.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) (as such Company Disclosure Schedule is construed pursuant to Section 10.12), as follows:

Section 3.1    Organization; Qualification.
(d)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawaii, has all requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite corporate (or similar) power and authority to own and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify.
(e)    Section 3.1 of the Company Disclosure Schedule sets forth the directors and executive officers of the Company and each Company Subsidiary as of the date hereof. The Company has made available to Parent (i) the Organizational Documents of the Company and each Company Subsidiary, each as in effect on the date hereof, as listed in Section 3.1 of the Company Disclosure Schedule and ((ii) (a copy of the January 31, 2014 minutes of the Board of Directors.  The Company shall make available to Parent copies of the minutes of all meetings of the shareholders, the Boards of Directors (other than the January 31, 2014 minutes previously made available to Parent) and each committee of the Boards of Directors (other than the special committee that considered the Merger) (or, in each case, the comparable bodies) of the Company and each Company Subsidiary held since January 1, 2010. Neither the Company nor any Company Subsidiary is or, since January 1, 2010 has been, in violation of its Organizational Documents in any material respect.
Section 3.2    Authority; Validity of Agreement.
(a)    The Company has all necessary corporate power and authority to execute and deliver the Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Company Shareholder Approval, to consummate the Merger. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the Merger have been duly and validly authorized by the Company’s Board of Directors and all other requisite corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or consummate the Merger (other than obtaining the Company Shareholder Approval and filing the Articles of Merger, as required by the HBCA). This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto, constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (collectively the “Bankruptcy Exceptions”).
(b)    The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the HBCA and the Company’s Organizational Documents, voting together as a single class, in favor of the Merger (the “Company Shareholder Approval”), are the only votes of the holders of capital stock of the Company necessary to approve this Agreement and the Merger.
(c)    The Board of Directors of the Company has approved this Agreement and the other Transaction Documents and has recommended to the Company Shareholders that the Company Shareholders approve and adopt this Agreement and the Merger by resolutions in the form provided to Parent contemporaneously with the execution of this Agreement. Company Shareholders holding a number of outstanding shares of Company Common

Stock sufficient to constitute the Company Shareholder Approval have executed and delivered to the Company and Parent, for the benefit of Parent and Merger Sub, Irrevocable Proxies to vote each such shareholder’s shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger. Each Irrevocable Proxy is in proper form so as to be effective under Section 414-143 of the HBCA to appoint Parent and certain of its executive officers as the proxy and attorney-in-fact for the Company Shareholder that has executed and delivered such Irrevocable Proxy, and the Company’s officers are authorized to accept the vote of Parent and certain of its executive officers at the Special Meeting (as defined herein) and any adjournments or postponements thereof as the vote of the Company Shareholder that has executed and delivered such Irrevocable Proxy.
Section 3.3    Non-Contravention. Except as set forth in Section 3.3 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and, subject to obtaining the Company Shareholder Approval, the consummation of the Merger will not: (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) result in a material violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a material default under, give any third party the right to modify, terminate or accelerate any obligation under any Material Contract, or any material instrument, license or permit of the Company or any Company Subsidiary or any, order, judgment or decree to which the Company or any Company Subsidiary is subject, (iii) result in the creation or imposition of any liens, pledges, security interests, claims, charges, restrictions or other encumbrances (“Liens”) (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary, or (iv) subject to the Governmental Approvals, violate any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, code, permit, directive or license (collectively, “Laws”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets.
Section 3.4    Consents and Approvals.
(f)    Except (i) as set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) for filing the Articles of Merger, as required by the HBCA, with respect to the Merger, (each of (i) through (iii) a “Governmental Approval”), no declaration, filing or registration with, or notice to or authorization, consent or approval of any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body) or authority (each a “Governmental Authority”) is required for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Merger.
(g)    Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorizations, consent or approval of any Person that is not a Governmental Authority is required for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Merger, other than declarations, filings, registrations, notices, authorizations, consents or approvals for which the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
Section 3.5    Capitalization.
(d)    Section 3.5(a) of the Company Disclosure Schedule sets forth (i) the number and class of authorized, issued and outstanding shares of capital stock of the Company (ii) the name and address of each record owner or owners thereof as of the date hereof and, except as set forth in the Supplemental Disclosure, as of the Closing Date and (iii) for each record owner or owners, the numbers and classes of shares of capital stock owned by such owners. All shares of Company Common Stock are uncertificated. Section 3.5(a) of the Company Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of capital stock or membership interests and the name and address of each record owner or owners thereof of each of the Company Subsidiaries (setting forth for each record owner or owners the numbers and classes of shares of each class and series of capital stock or membership interests owned by such owners). All of the outstanding shares of capital stock of the Company and each Company Subsidiary are validly issued, fully paid and nonassessable, were issued in conformity with applicable Laws, and have not been issued in violation of any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive or similar right. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or ownership interests of each of the Company Subsidiaries are owned directly or indirectly by the Company and are or will be owned free and clear of any Liens. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule and except for the Voting Agreements, there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any kind relating to the sale, issuance, transfer or voting of, or the granting of rights to acquire, any shares of the capital stock or ownership interests of the Company or any Company Subsidiary, or any securities or other instruments convertible into, exchangeable or exercisable for, or evidencing the right to purchase any shares of capital stock of the Company or any Company Subsidiary. There are no declared or accrued but unpaid dividends or distributions with respect to any of the capital stock of the Company.
(e)    Other than the capital stock or ownership interests of any Company Subsidiary that is owned by the Company and as listed in Section 3.5(b) of the Company Disclosure Schedule, there are no joint ventures or other Persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity interest, or with respect to which the Company or any Company Subsidiary is subject to any obligation or other requirement to acquire any direct or indirect equity interest in any joint venture or other Person.
(f)    Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, there are no outstanding equity-appreciation rights, equity-based performance units, “phantom” equity rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of the Company or any Company Subsidiary or their businesses or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company or any Company Subsidiary based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business).
(g)    There are no bonds, debentures, notes or other Indebtedness of the Company or the Company Subsidiaries outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equity holders of the Company or any Company Subsidiary may vote.
Section 3.6    Financial Statements.
(c)    Section 3.6(a) of the Company Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as September 30, 2011, and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the fiscal years ended September 30, 2011, (ii) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of September 30, 2012 and September 30, 2013, and the related audited consolidated statements of income, cash flow and shareholders’ equity for the fiscal years ended September 30, 2012 and September 30, 2013, respectively (collectively, the “Annual Financial Statements”) and (iii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of April 30, 2014, and the related unaudited consolidated statement of income, cash flow and shareholders’ equity for the seven-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).
(d)    Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the Financial Statements (i) have been prepared from the books and records of the Company and the Company Subsidiaries and in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except that the Interim Financial Statements do not contain footnotes and other presentation items that may be required by GAAP), and (ii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein, subject in the case of the Interim Financial Statements to normal year-end adjustments, which are not material in amount or significance individually or in the aggregate.
(e)    Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, during the periods covered by the Financial Statements, the Company and the Company Subsidiaries have established and adhered to a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of management and the directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and each Company Subsidiary’s assets that could have could have a material effect on the consolidated financial statements of the Company and the Company Subsidiaries.
Section 3.7    Absence of Undisclosed Liabilities. Since September 30, 2013, neither the Company nor any Company Subsidiary has incurred any Liabilities that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet of the Company and the Company Subsidiaries, prepared in accordance with GAAP, except for (i) Liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet of the Company and the Company Subsidiaries as of April 30, 2014 or disclosed in the footnotes thereto, (ii) Liabilities incurred in the ordinary course of business subsequent to April 30, 2014, (iii) Liabilities included in the Final Net Working Capital or Adjusted Long Term Liabilities, or (iv) Liabilities set forth in Section 3.7 of the Company Disclosure Schedule.
Section 3.8    Absence of Certain Changes. Except as expressly contemplated by this Agreement and as set forth in Section 3.8 of the Company Disclosure Schedule, since September 30, 2013, (i) the Company and the Company Subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice, and (ii) there has not occurred any Company Material Adverse Effect or any change, circumstance, occurrence, state of facts, development, event or effect that could, individually or in the aggregate, be reasonably expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, and except as expressly contemplated by this Agreement and as set forth in Section 3.8 of the Company Disclosure Schedule, since September 30, 2013, neither the Company nor any Company Subsidiary has:
(e)    amended its Organizational Documents;
(f)    issued or sold any of its capital stock, securities convertible into its capital stock or other equity securities, or warrants, options or other rights to purchase its capital stock;

(g)    declared, set aside or made any payment, dividend or distribution of cash or other property to the Company Shareholders with respect to the Company’s capital stock or otherwise, or purchased, redeemed or otherwise acquired any capital stock (including any warrants, options or other rights to acquire its capital stock);
(h)    entered into any material transaction (other than the transactions expressly contemplated by this Agreement) not in the ordinary course of business;
(i)    (i) acquired (by merger, consolidation, acquisition of securities or assets or otherwise) or organized any Person, or (ii) acquired any capital stock or other securities of any Person;
(j)    sold, assigned, transferred, leased or licensed any of its material tangible assets, except in the ordinary course of business;
(k)    borrowed any amount or incurred or became subject to any Liability exceeding $100,000 except Liabilities incurred in the ordinary course of business, or mortgaged or encumbered any of its assets (other than Permitted Liens) or permitted any of its assets to become subject to any Liens (other than Permitted Liens);
(l)    made or granted any bonus or any compensation or salary increase to any former or current employee or group of former or current employees (except in the ordinary course of business), or made or granted any increase in any Benefit Plan, or amended or terminated any existing Benefit Plan or employment or severance agreement or adopted any new Benefit Plan or employment or severance agreement (except in the ordinary course of business);
(m)    suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any Company Subsidiary or waived any rights of material value;
(n)    incurred, authorized or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $200,000 in the aggregate;
(o)    changed its accounting policies or cash management practices or canceled any material debts owed to it or material claims held by it;
(p)    (i) made or changed any election in respect of Taxes, (ii) adopted or changed any method of accounting or annual accounting period, (iii) settled or compromised any federal, state, local or non-U.S. Tax Liability, claim or assessment, (iv) filed any amended Tax Return, (v) entered into any closing agreement relating to any Tax, (vi) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failed to pay any Tax when due and payable, (viii) surrendered any right to claim a Tax refund or (ix) taken any other similar action relating to the filing of any Tax Return or the payment of any Tax or (x) amended, altered, modified, or terminated the Grace Agreements, or waived or failed to enforce any rights arising under the Grace Agreements; or
(q)    agreed, whether orally or in writing, to do any of the foregoing.
Section 3.9    Compliance with Law; Permits.
(k)    Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, since January 1, 2010, the Company and the Company Subsidiaries have been in compliance in all material respects with all Laws applicable to them (other than Environmental Laws, compliance with which is addressed in Section 3.20) and neither the Company nor any of the Company Subsidiaries has received any written notice of any failure to comply in any material respect with any such Laws.

(l)    Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have obtained all material permits, franchises, authorizations, licenses, variances, certifications or other approvals issued or granted by any Governmental Authority (collectively, “Permits”) that are necessary to conduct their respective businesses as presently conducted. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance in all material respects with all such Permits and all such Permits are valid and in full force and effect. None of the Company or any of the Company Subsidiaries has received any written notification from any Governmental Authority threatening to suspend, revoke, withdraw, modify or limit any of the Permits.
Section 3.10    Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no (a) claim, litigation, investigation, action, suit or other proceeding at law or in equity (“Claim”) pending or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries (or to the Company’s Knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or any Company Subsidiary with respect to their activities for or on behalf of the Company or any Company Subsidiary) and (b) judgment, injunction, writ, order or decree binding on the Company or any of the Company Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Schedule, all Claims are covered by insurance policies currently in effect and there has been no denial of coverage by any insurer with respect to any such Claim.
Section 3.11    Tangible Personal Property.
(a)    Except as disclosed in Section 3.11 of the Company Disclosure Schedule, the Company and each Company Subsidiary has, and immediately after giving effect to the Merger will have, good and valid marketable title to, or in the case of leased or licensed assets, good and valid leasehold interests or licenses in, all of the material items of tangible personal property used or held for use in connection with their respective businesses as presently conducted, in each case free and clear of any Liens other than Permitted Liens.
(b)    The tangible personal property owned or leased by the Company and each Company Subsidiary is (i) in good operating condition and repair (subject to normal wear and tear), and (ii) sufficient to conduct the business of the Company and each Company Subsidiary as it is currently conducted; provided, however, that no representation is made by clause (i) of this Section 3.11(b) with respect to any item of tangible personal property for which the cost of repair or replacement is Five Thousand Dollars ($5,000) or less.
Section 3.12    Real Property.
(a)    Section 3.12(a)(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all real property owned in fee simple by the Company or any Company Subsidiary (the “Owned Real Property”) (identifying the tax map key number of the property, the record owner thereof and the use of such Owned Real Property). Section 3.12(a)(ii) of the Company Disclosure Schedule lists all real property leased, licensed or otherwise used pursuant to a permit or other occupancy or use agreement by the Company or any Company Subsidiary in connection with their respective businesses (whether by virtue of direct lease or sublease, ground or space lease or sublease, license, easement, permit or other occupancy or use agreement, as amended or otherwise modified, each a “Lease,” and such property, the “Leased Real Property” and, together with the Owned Real Property the “Real Property”) (identifying the address and tax map key number of the property, parties to the Lease, the use of such Leased Real Property, annual fixed rental, the expiration of the term, any extension options and any security deposits). The Company and each Company Subsidiary has, and immediately after giving effect to the Merger will have, with respect to the Owned Real Property, good and marketable fee simple title to all of the Owned Real Property, and in the case of the Leased Real Property which is leased, good, valid leasehold interests in, such Leased Real Property, in each case free and clear of any Liens other than Permitted Liens.
(b)    With respect to the Real Property, other than as set forth in:
(i)    Section 3.12(b)(i) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened condemnation proceedings or Claims relating to such Real Property;
(ii)    Section 3.12(b)(ii) of the Company Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase or lease such Real Property, or any portion thereof or interest therein;
(iii)    Section 3.12(b)(iii) of the Company Disclosure Schedule, there are no material leases, licenses or agreements, granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any portion of any Real Property; and
(iv)    Section 3.12(b)(iv) of the Company Disclosure Schedule, to the Company’s Knowledge, the current use and occupancy of the Real Property and the operation of the business of the Company and each Company Subsidiary currently conducted thereon do not (and will not immediately after the Effective Time) violate in any material respect any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record or, to the Company’s Knowledge, any unrecorded agreement to which the Company or a Company Subsidiary is a party affecting the Real Property.
(c)    With respect to the Leased Real Property:
(iv)    except as set forth in Section 3.12(c)(ii) of the Company Disclosure Schedule, to the Company’s Knowledge, each Lease is in full force and effect, and is a legal, valid, and binding obligation of the Company or Company Subsidiary, as applicable, enforceable against the Company and such Company Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions, and to the Company’s Knowledge, is a legal, valid, and binding obligation of the other parties thereto, as applicable, enforceable against such party in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions;
(v)    except as set forth in Section 3.12(c)(ii) of the Company Disclosure Schedule, there are no material defaults on the part of the Company or any Company Subsidiary under any Lease, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or permit termination, modification or acceleration under any Lease; and
(vi)    Section 3.12(c)(iii) of the Company Disclosure Schedule accurately identifies all amendments to each Lease.
(d)    The Company has provided to Parent complete copies of all policies of title insurance held by the Company or any Company Subsidiary with respect to Real Property.
Section 3.13    Material Contracts.
(a)    Except for this Agreement and except as set forth in Section 3.13(a) of the Company Disclosure Schedule (which shall reference the applicable clause of this Section 3.13(a)), as of the date hereof and, except for Contracts entered into after the date hereof as permitted pursuant to Section 5.1, as of the Closing Date, neither the Company nor any Company Subsidiary is a party to or bound by any (whether written or oral):
(v)    employment, severance or consulting Contract with any Person (including current and former employees and current and former consultants) that is not terminable at will by the Company or the Company Subsidiary party thereto without further compensation to such Person, other than regularly accrued compensation to the date of termination;
(vi)    employment, severance or consulting Contract with any Person (including current and former employees and current and former consultants) which (A) will require the payment of contractually required amounts by the Company or a Company Subsidiary, as applicable, after the date of this Agreement in excess of $100,000 per annum to any one Person, or (B) together will all other employment, severance or consulting Contracts with other Persons (including current and former employees and current and former consultants) will require aggregate contractually required compensation payments by the Company or Company Subsidiaries after the date of this Agreement in excess of $200,000 per annum to all such Persons;
(vii)    collective bargaining Contract with any labor union, labor organization or works council;
(viii)    Contract relating to capital expenditures and involving future payments in excess of $200,000;
(ix)    Contract relating to the disposition or acquisition (including any right of first offer, right of first refusal or similar rights) of any real property or any other material assets (tangible or intangible) or any interest in any business enterprise other than sales of products and services in the ordinary course of the business of the Company and the Company Subsidiaries;
(x)    vendor or supply Contract involving expenditures of greater than $200,000 per year by the Company for the purchase of goods or services;
(xi)    Contract expressly prohibiting or restricting the ability of the Company or any Company Subsidiary to conduct its respective business, to compete in any line of business or to engage in any business or operate in any geographical area;
(xii)    any joint venture, partnership, strategic alliance or similar arrangement with any Person (other than the Company with respect to any Company Subsidiary);
(xiii)    any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(xiv)    Contract containing change of control provisions relating to the Company or any Company Subsidiary or which would otherwise require the consent of any third party or give any third party the right to modify or terminate such Contract or accelerate the Company’s or any Company Subsidiary’s obligations under such Contract as a result of the entry into this Agreement or the consummation of the Merger;
(xv)    Contract requiring the Company or any Company Subsidiary to indemnify or hold harmless any person in respect of which the potential obligation could have a Company Material Adverse Effect;

(xvi)    Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing;
(xvii)    other Contract that involves payments or receipts of $100,000 or more and is not cancelable by the Company without penalty within ninety (90) days;
(xviii)    Contract prohibiting it from freely engaging in any business or competing anywhere in the world, granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service from a particular Person;
(xix)    settlement, conciliation or similar agreement with any Governmental Authority or other Person containing obligations yet to be performed or completed by either or both parties;
(xx)    lease of personal property involving payment of more than $25,000 a year thereunder;
(xxi)    License Agreement; and
(xxii)    other Contract, the termination of which would be reasonably expected to result in a Company Material Adverse Effect.
Each such Contract described in clauses (i) – (xviii ) is referred to herein as a “Material Contract.” Notwithstanding anything to the contrary herein, until the termination or expiration of the waiting period under the HSR Act as such waiting period may be extended from time to time by agreement with a Governmental Authority (the “HSR Waiting Period”), the Company and the Company Subsidiaries shall not be required or obligated hereunder to disclose any Material Contracts which contain or may be deemed to constitute Competitor Information.
(b)    Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Company or Company Subsidiary, as applicable, and enforceable against the Company or such Company Subsidiary, as applicable, in accordance with its terms, and is a valid and binding obligation of each other party thereto, as applicable, enforceable against each other party thereto, in accordance with its terms, in each case except as enforceability may be limited by the Bankruptcy Exceptions; (ii) to the Company’s Knowledge, the Company or Company Subsidiary, as applicable, has duly performed all of its material obligations required to be performed by it to date under each of the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (iii) to the Company’s Knowledge, each of the other parties to such Material Contract has performed all obligations required to be performed by it to date under such Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; and (iv) as of the Execution Date and as of the Closing Date, neither the Company nor any Company Subsidiary has received any written notice of termination, or of any intention to terminate, not renew or challenge the validity or enforceability of any Material Contract.
Section 3.14    Affiliate Arrangements. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there are no Contracts between the Company or a Company Subsidiary, on the one hand, and any employee, officer, director or current shareholder of the Company or any Affiliate of such employee, officer, director or current shareholder, on the other hand, and no such employee, officer, director or current shareholder has any interest in any property owned by the Company or Company Subsidiary (any such Contract or interest, an “Affiliate

Arrangement”). Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, each Affiliate Arrangement shall terminate and be of no further force or effect as of the Closing Date.
Section 3.15    Tax Matters.
(a)    Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule:
(i)    all Pre-Closing Tax Period Returns required to have been filed have been timely filed with the appropriate Taxing Authorities, and all such Tax Returns are true, complete and correct in all material respects;
(ii)    the Company and each Company Subsidiary has fully and timely paid all Taxes of the Company or such Company Subsidiary (whether or not shown to be due on any Tax Return) due and payable;
(iii)    all Taxes that the Company and each Company Subsidiary was or is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority;
(iv)    neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return;
(v)    neither the Company nor any Company Subsidiary is doing business in or engaged in a trade or business that is conducted, in whole or in part, in any jurisdiction in which it has not filed applicable Tax Returns;
(vi)    on or prior to the Closing Date, no claim has ever been made in writing made by a Taxing Authority in a jurisdiction with respect to which the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Taxes assessed by such jurisdiction;
(vii)    neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided under the Law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than a group the common parent of which is Company;
(viii)    there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any Company Subsidiary;
(ix)    the unpaid Taxes of the Company and each Company Subsidiary (A) did not, as of the date of the most recent Financial Statement, exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the most recent Financial Statement, and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of Company and each such Company Subsidiary in filing their Tax Returns;
(x)    neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6

(or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, by operation of Law or otherwise;
(xi)    neither the Company nor any Company Subsidiary is or has been a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, or has any current or potential obligation to indemnify any other Person with respect to Taxes;
(xii)    neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing (including pursuant to Section 481 of the Code), (b) closing agreement (as described in Section 7121 of the Code, or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (c) installment sale or open transaction disposition made on or prior to the Closing, (d) intercompany transaction existing, or excess loss account occurring, on or prior to the Closing (pursuant to the Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign income Tax Law); (e) long-term contract method of accounting in effect prior to the Closing; (f) cancellation of debt income as a result of an election made pursuant to Section 108(i) of the Code; or (g) prepaid amount received on or prior to the Closing Date;
(xiii)    neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (A) during any period for which the statute of limitations for any relevant Tax has not expired, or (B) that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xiv)    neither the Company nor any Company Subsidiary has (a) agreed to make, or is required to make, and will not as a result of the transactions contemplated in this Agreement be required to make, adjustments under Section 481 of the Code, (b) made any election under Section 341(f) (prior to the repeal thereof) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (c) undergone an ownership change for purposes of Section 382 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(xv)    neither the Company nor any Company Subsidiary owns any interest in any (A) “controlled foreign corporation” (as defined in Section 957 of the Code), (B) ”passive foreign investment company” (as defined in Section 1297 of the Code), (C) other foreign entity the income of which is required to be included in the income of any of the Company or any Company Subsidiary, or (d) entity, or pursuant to a contractual arrangement, that is classified as a “partnership” for U.S. federal income Tax purposes;
(xvi)    no material asset or Liability of the Company or any Company Subsidiary is a debt obligation that (A) was issued with “original issue discount,” as defined in Section 1273 of the Code, (B) is a “registration-required obligation,” as defined in Section 163(f)(2) of the Code, (C) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code, (D) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code, (E) constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code, or (F) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code;

(xvii)    no assets of the Company or any Company Subsidiary are (A) required to be treated as owned by another person pursuant to the provisions of Section 168 of the Code, (B) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (C) “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code);
(xviii)    neither the Company nor any Company Subsidiary has participated in or cooperated with an international boycott within the scope of Section 999 of the Code;
(xix)    neither the Company nor any Company Subsidiary has material property or obligations, including uncashed checks to vendors, customers, or employees, non‑refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws in excess of $50,000 individually or $100,000 in the aggregate;
(xx)    all material property of the Company and each Company Subsidiary that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Taxing Authority for all periods prior to Closing and no portion of such property constitutes omitted property for property tax purposes;
(xxi)    neither the Company nor any Company Subsidiary has made any payments, or has become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will (A) be non-deductible under Code Section 280G as a result of the Merger or 162(m) of the Code, (B) be subject to the excise Tax under Code Section 4999 as a result of the Merger, or (C) give rise to any obligation to indemnify any Person for any excise Tax payable under Code Section 4999;
(xxii)    neither the Company nor any Company Subsidiary has taken any reporting position on a Tax Return that (A) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local or foreign Tax Law);
(xxiii)    neither the Company nor any Company Subsidiary has (A) participated (within the meaning of Section 1.6011-4(c)(3) of the Treasury Regulations) in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Section 1.6011‑4(b) of the Treasury Regulations, or (B) claimed any deduction, credit, or other tax benefit by reason of participating in any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; and
(xxiv)    the Company (A) at all times prior to January 1, 2011, filed its federal income Tax Returns as an “S corporation” within the meaning of Code Section 1361(a), (B) at all times on and after January 1, 2011 and prior to October 1, 2013, was a wholly-owned subsidiary member of the affiliated group of corporations of which GPCH or Grace Pacific Corporation was the common parent corporation that elected to file consolidated tax returns for US federal income tax purposes pursuant to Code Section 1501 et seq., and (C) at all times on and after October 1, 2013, has not been an “S Corporation” within the meaning of Code Section 1361(a), and has been the common parent of an affiliated group of corporations, including each

Company Subsidiary organized as a corporation, that will elect to file a consolidated tax return for US federal income purposes pursuant to Code Section 1501 et seq. for the taxable period ending on the Closing Date.
(b)    Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule:
(i)    there are no pending or, to the Knowledge of the Company, threatened Tax Proceedings;
(ii)    no adjustment for any Taxes has been (a) proposed, asserted or assessed in writing against Company or any Company Subsidiary, or, (b) to the Knowledge of Company, proposed informally or threatened, by any Taxing Authority with respect to Company or any Company Subsidiary;
(iii)    there are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, any Company Taxes for any taxable period, and no written request for any such waiver or extension has been made or is currently pending;
(iv)    to the Knowledge of the Company, there are no requests for information or documents currently outstanding from any Taxing Authority with respect to any Company Taxes;
(v)    neither the Company nor any Company Subsidiary has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with, any Taxing Authority, including any IRS private letter rulings, comparable rulings of any other Taxing Authority, or closing agreements pursuant to Section 7121 of the Code (or any predecessor provision thereof or any similar provision of any Law), that would be binding on them with respect to any taxable period (or portion thereof) after the Closing;
(vi)    no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect Company or any Company Subsidiary; and
(vii)    to the Knowledge of the Company, there are no proposed reassessments of any property owned by Company or any Company Subsidiary that are reasonably likely to materially increase the amount of any property Tax to which either Company and/or any Company Subsidiary would be subject.
(c)    Section 3.15(c) of the Company Disclosure Schedule lists all material income Tax Returns filed or required to be filed with respect to the Company and each Company Subsidiary since January 1, 2011, and indicates those of such Tax Returns that (i) have been previously audited, or (ii) are currently the subject of audit. The Company has made available to Parent true and complete copies of all income Tax Returns, and all other material Tax Returns, filed by the Company and each Company Subsidiary since January 1, 2011 and all correspondence to and from the Company and each Company Subsidiary and any Taxing Authority relating thereto.
Section 3.16    Employee Benefit Plans; ERISA.
(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of each Benefit Plan. “Benefit Plan” means each employee benefit plan, policy, Contract or agreement (including employment agreements, change of control agreements and severance agreements, deferred compensation, incentive compensation, bonus, stock option, equity-based and stock purchase plans) of any type (including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) written and oral, sponsored, maintained, contributed to or required to be contributed to by the Company, any of the Company Subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or Company Subsidiary would be deemed to be a “single employer,” within the meaning of Section 4001(b)(1) of ERISA, or a member of their controlled group or affiliated service group under Code Section 414, for the benefit of current or former employees, consultants or directors of the Company or any of the Company Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of the Company Subsidiaries or any of their ERISA Affiliates has or may have any Liability or responsibility. The term “ERISA Affiliate” shall also include any entity that was an ERISA Affiliate of the Company or Company Subsidiaries. Section 3.16(a) of the Company Disclosure Schedule separately lists or identifies each Benefit Plan that is not sponsored or maintained by the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan.
(b)    Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter from the IRS for the plan and all amendments for which such letter may be obtained, and to the Company’s Knowledge, such plan so qualifies, and its trust complies in all material respects with the requirements to be exempt from taxation under Section 501(a) of the Code; (ii) such plan by its terms is and has been administered in all material respects in accordance with its terms and all applicable Laws; (iii) no claims are pending or, to the Company’s Knowledge, threatened by or on behalf of any Benefit Plan, or events that could result in a material claim or proceeding by any employee or beneficiary or Governmental Authority under any such Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits); (iv) none of the Company, any of the Company Subsidiaries, any ERISA Affiliate, nor, to the Company’s Knowledge, any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any of the Company Subsidiaries could be subject to any liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (v) no Lien imposed under the Code or ERISA exists or, to the Company’s Knowledge, is reasonably likely to exist; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) with respect to each Benefit Plan have been made in full.
(c)    Neither the Company, any Company Subsidiary nor any ERISA Affiliate: (i) has incurred any termination, unpaid contribution or premium liability under Title IV of ERISA with respect to any defined benefit plan and to the Company’s Knowledge, no basis for any such Liability exists; (ii) maintains (or contributes to), or has maintained (or has contributed to) or has or had any obligation with respect to within the last five (5) years, any employee benefit plan that is subject to Title IV of ERISA, Section 206 of ERISA or Section 412 or 436 of the Code; and (iii) has incurred an “accumulated funding deficiency” under Section 412 of the Code.
(d)    With respect to each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits to any person beyond their termination of employment or other service, other than as required by applicable Law. Except as disclosed in Section 3.16(d) of the Company Disclosure Schedule, each Benefit Plan may be amended or terminated under the terms of such plan by the Company or any of the Company Subsidiaries or ERISA Affiliate at any time, subject to applicable Laws. With respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b) of the Code), each such Benefit Plan currently complies and has complied in all material respects with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; provided that the Company makes no representation as to compliance with such requirements by the insurer.

(e)    Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant, including, without limitation, with respect to any equity-based awards held by them under the equity compensation plans maintained by the Company or its Affiliates or (iii) result in any payment that would fail to be deductible under Section 280G of the Code.
(f)    Neither the Company nor any Company Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.
(g)    No Benefit Plan is a “multiemployer plan,” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or is covered by Section 4063 or 4064 of ERISA and none of the Company, any Company Subsidiary or ERISA Affiliate has any withdrawal Liability (complete or partial) or could have any Liability with respect to a multiemployer plan. No Benefit Plan is maintained pursuant to a collective bargaining agreement.
(h)    The Companies have provided Parent copies of all Benefit Plan documents, summary plan descriptions, summary of material modifications, trust agreements, contracts with Persons providing administration services with respect to Benefit Plans, reports, Forms 5500 and nondiscrimination testing for the past three years and IRS determination letters for all Benefit Plans that are sponsored or maintained by the Company or any Company Subsidiary. Section 3.16(h) of the Company Disclosure Schedule sets forth a list of Company Employees and their salary, base wages, bonuses, paid vacation entitlements, and Benefit Plans in which they participate as of the Execution Date, which Section shall be updated as of the Closing Date pursuant to Section 5.8.
(i)    All Benefit Plans that are deferred compensation subject to Code Section 409A are listed in Section 3.16(h) of the Company Disclosure Schedule and, to the Company’s Knowledge, all such plans are in compliance with Code Section 409A so that no excise tax may be imposed with respect to such plan.
(j)    No Benefit Plan is under a voluntary employee benefits association.
(k)    There are no pending or, to the Company’s Knowledge, threatened governmental audits, investigations, inquiries or proceedings with respect to a Benefit Plan.
(l)    Section 3.16(k) of the Company Disclosure Schedule lists all ERISA Affiliates.
Section 3.17    Labor Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule: (a) the Company and the Company Subsidiaries are neither party to, nor bound by, any collective bargaining agreement or other Contract with any labor union, labor organization or works council; (b) there are no pending or, to the Company’s Knowledge, threatened organizational campaigns or activities, petitions, demands or other unionization activities seeking recognition of a collective bargaining unit or representation with respect to or involving any employees of the Company or the Company Subsidiaries, and, to the Company’s Knowledge, no union claims to represent any such employees and there are no jurisdictional disputes between any unions with respect to such employees; (c) from January 1, 2010 to the date of this Agreement, there has been no actual, or, to the Company’s Knowledge, threatened strikes, lockouts, slowdowns, work stoppages, material grievances, labor-related arbitrations or labor-related controversies against or affecting the Company or the Company Subsidiaries; (d) there are no pending, or, to the Company’s Knowledge, threatened unfair labor practice charges or complaints against or affecting the Company or the Company Subsidiaries before any Governmental Authority; (e) since January 1, 2010, the Company and the Company Subsidiaries have not effectuated (i) a “plant closing” (as defined in the Workers’ Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings and layoffs (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment; (ii) a “mass layoff” (as defined in WARN) affecting any site of employment; or (iii) any similar action under WARN requiring notice to employees in the event of an employment loss or layoff; (f) neither the Company nor the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, order of, judgment or material citation by, any Governmental Authority relating to employees or employment practices, and neither the Company nor the Company Subsidiaries have received written notice of the intent of any Governmental Authority to conduct an investigation with respect to such matters or written notice that any such investigation is in progress (nor, to the Company’s Knowledge, has any such investigation been threatened); (g) since January 1, 2010, the Company and the Company Subsidiaries have not received written notice of any action that is pending against them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; and (h)  each of the Company and the Company Subsidiaries is in compliance in all respects with all applicable Laws pertaining to employment and employment practices, wages and hours, labor relations, terms and conditions of employment, employee status classification, employment-related immigration and work authorization, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues, unemployment insurance, occupational safety and health, mine safety and health and privacy of health and other employee information and there is no Liability for any violation of such Laws.
Section 3.18    Intellectual Property.
(a)    Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (other than computer software that is generally available to consumers at retail and licensed pursuant to “shrink-wrap,” “click-through” or other similar standard license agreements), including the owner, owner of record if registered or registration has been applied for, registration or application date, registration or application number, and other information sufficient to identify and distinguish such Company Intellectual Property.
(b)    Section 3.18(b) of the Company Disclosure Schedule sets forth all material Contracts pursuant to which the Company or any Company Subsidiary grants or receives rights to Intellectual Property (collectively, the “License Agreements”). Subject to the Bankruptcy Exceptions, each License Agreement is a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms, and neither the Company nor such Company Subsidiary, as applicable, and to the Company’s Knowledge no other party, is in material breach or default under any License Agreement, except as would not have a Company Material Adverse Effect.
(c)    Except as set forth in Section 3.18(c) of the Company Disclosure Schedule:
(i)    the Company or a Company Subsidiary (A) is the sole and exclusive owner of the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and (B) has a valid and, to the Company’s Knowledge and subject to the Bankruptcy Exceptions, enforceable license to use all Intellectual Property owned by a third party that is used in connection with the conduct of the business of the Company and the Company Subsidiaries as currently conducted;
(ii)    to the Company’s Knowledge, neither the Company Intellectual Property, the Company, any Company Subsidiary, the conduct of the business of the Company, nor the conduct of the business of any Company Subsidiary has in the past or is presently infringing, diluting, misappropriating or otherwise violating the Intellectual Property rights of any third party;
(iii)    no Claim is pending, or to the Company’s Knowledge, is presently threatened against the Company or any Company Subsidiary that any of the Company Intellectual Property, the Company, any Company Subsidiary, the conduct of the Company’s business or the conduct of any Company Subsidiary’s business has in the past or is presently infringing, diluting, misappropriating or otherwise violating the Intellectual Property rights of any third party; and
(iv)    to the Company’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating in any material respects any rights of the Company or Company Subsidiary, as applicable, in any Company Intellectual Property.
Section 3.19    Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a list of all insurance policies and bonds covering the Company and each Company Subsidiary in effect as of the date of this Agreement. All such policies and bonds are in full force and effect, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy or bond has been received by the Company or any Company Subsidiary with respect to any such policy or bond. All premiums due on such insurance policies and bonds have either been paid or accrued as an account payable for purposes of determining Net Working Capital, or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each such insurance policies and bonds. Section 3.19 of the Company Disclosure Schedule sets forth each Claim by the Company or any Company Subsidiary pending under any such insurance policies or bonds. Coverage has not been denied or disputed by the underwriters of such insurance policies or bonds with respect to any such Claims.
Section 3.20    Environmental Matters.
(a)    Except as set forth in Section 3.20(a) of the Company Disclosure Schedule:
(v)    To the Company’s Knowledge, the Company and each of the Company Subsidiaries are presently in compliance, in all material respects, with all applicable Environmental Laws (which compliance includes the possession by the Company and each of the Company Subsidiaries of all material Permits and other material governmental authorizations required under applicable Environmental Laws and compliance, in all material respects, with the terms and conditions thereof).
(vi)    There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, against any Person whose Liability for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed contractually or is subject to by operation of Law.
(vii)    The Company and the Company Subsidiaries have not (A) entered into any consent decree, compliance order or administrative order with respect to the Real Property or any formerly owned, leased or operated property or any facilities or operations thereon or assumed, become subject to or provided an indemnity with respect to any Liability of any other Person relating to Environmental Laws, (B) received notice under the citizen suit provisions of any Environmental Law of any potential Environmental Claim, excluding any Environmental Claim that has been completely resolved, or (C) received from Governmental Authority any request for information, notice, demand letter, administrative inquiry or formal complaint or claim that has not been completely resolved with respect to any environmental condition or violation, or

(D) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law that has not been completely resolved.
(viii)    To the Company’s Knowledge, there are no current conditions, including the presence of any Hazardous Material, that would give rise to an obligation to report such condition to a Governmental Authority.
(ix)    To the Company’s Knowledge, no transfers of Permits or other governmental authorizations under Environmental Laws, and no additional Permits or other governmental authorizations under Environmental Laws, will be required to permit Parent to acquire ownership of the Company and allow the Company and the Company Subsidiaries to continue to conduct their respective businesses in compliance with all applicable Environmental Laws immediately following the Closing Date, excluding any Permits or other governmental authorizations under Environmental Laws required by any facts or circumstances relating solely to Parent.
(b)    Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, each pending or threatened Environmental Claim set forth in Section 3.20(b) of the Company Disclosure Schedule, is either:
(i)    the subject of a Claim made by the Company or Company Subsidiaries under currently effective and enforceable insurance policies of the Company or Company Subsidiaries (such insurance policies being identified in the description of such Claim contained in the Company Disclosure Schedule), and the policy coverages of which are sufficient to fully pay or reimburse the Company and the Company Subsidiaries for the amount of such Claim, and with respect to which no insurer has denied, contested or reserved rights with respect to, coverage of such Claim; or
(ii)    the subject of a Claim made by the Company or Company Subsidiaries against unaffiliated third-parties (other than insurance companies) pursuant to currently effective and enforceable contractual indemnification rights against, or contractual assumption obligations of, such unaffiliated third party with respect to such Claim (such third party and the applicable Contract being identified in the description of such Claim contained in the Company Disclosure Schedule), and the scope and amount of such contractual indemnification or contractual assumption are sufficient to fully pay or reimburse the Company and the Company Subsidiaries for the amount of such Claim and with respect to which the third party has not denied, contested or reserved rights with respect to, its obligation to assume and pay or fully indemnify of the Company and Company Subsidiaries against, such Claim.
(c)    This Section 3.20, Section 3.7, and Section 3.9(b) contain the only representations and warranties of the Company with respect to Cleanups, Environmental Claims, Environmental Laws, and Releases of Hazardous Materials.
Section 3.21    Accounts Receivable. The accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements, and the accounts receivable of the Company and the Company Subsidiaries that have arisen since March 31, 2014, have arisen in the ordinary course of business and represent valid obligations to the Company or the Company Subsidiaries, as applicable and to the Company’s Knowledge, are fully collectible net of reserves for uncollectible accounts receivable that are not in excess of the reserves for uncollectible accounts receivable reflected in the Interim Financial Statements, except as disclosed in Section 3.21 of the Company Disclosure Schedule. No counterclaims, defenses or offsetting claims in excess of $250,000 with respect to the accounts receivable of the Company and the Company Subsidiaries are pending or, to the Knowledge of Company, threatened, except as disclosed in Section 3.21 of the Company Disclosure Schedule. All of the accounts receivable of the Company and the Company Subsidiaries relate solely to sales of products or services to customers of the Company and the Company Subsidiaries, none of whom are Affiliates of the Company, the Company Subsidiaries or any Company Shareholders.
Section 3.22    Customers and Suppliers. Except for Competitor Information to be provided pursuant to Section 5.8 after termination of the HSR Waiting Period, Section 3.22 of the Company Disclosure Schedule sets forth (a) a list of the Company’s and the Company Subsidiaries’ top twenty (20) customers (on a consolidated basis) (by gross revenues generated from sales and services provided to such customers) and (b) a list of the Company’s and the Company Subsidiaries’ top twenty (20) suppliers (on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers), for the twelve months ended March 31, 2014. Except as set forth on Section 3.22 of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries has received any notice from any such (a) customer to the effect that, and the Company has no Knowledge that, any such customer will stop, decrease the rate of, or materially change the terms with respect to (other than in connection with seasonal and market fluctuations in any such customer’s requirements for such products in the ordinary course of business) buying products and/or services from the Company or the Company Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise), and (b) supplier to the effect that, and the Company has no Knowledge that, any such supplier will stop, decrease the rate of, or materially change the terms with respect to supplying materials, products or services to the Company or the Company Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
Section 3.23    Bank Accounts. Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of the name and address of (a) each bank with which the Company or any of the Company Subsidiaries has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company or any of the Company Subsidiaries.
Section 3.24    Capital Expenditures. Section 3.24 of the Company Disclosure Schedule sets forth with respect to the Company and the Company Subsidiaries a true and complete list of all capital expenditures in excess of $100,000 made since January 1, 2012.
Section 3.1    Brokers and Finders. Neither the Company nor any of its Affiliates has employed any investment banker, broker, finder or other intermediary in connection with this Agreement or the Merger who is entitled to any fee or any commission in connection with or upon consummation of the Merger.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date), as follows:
Section 4.1    Organization; Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Hawaii. Each of Parent and Merger Sub has all requisite corporate power and authority to own and operate its properties and carry on its business as it is now being conducted and is duly qualified to do business and in good standing under the Laws of the State of Hawaii.

Section 4.2    Authority; Validity of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which each is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance by each of Parent and Merger Sub of the Transaction Documents to which each is a party and the consummation by each of Parent and Merger Sub of the Merger have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and all other requisite action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of either Parent or Merger Sub are necessary to authorize the Transaction Documents or to consummate the Merger (other than filing the Articles of Merger as required by the HBCA). This Agreement and the other Transaction Documents to which each of Parent or Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto, constitute the legally valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by the Bankruptcy Exceptions.
Section 4.3    Non-Contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which each is a party, the performance by each of Parent and Merger Sub of its respective obligations hereunder and thereunder and the consummation of the Merger will not: (i) conflict with or result in any breach of any provision of the Organizational Documents of Parent and Merger Sub, (ii) result in a material violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a material default under, give any third party the right to modify, terminate or accelerate any obligation under any material Contract, instrument, license, permit, order, judgment or decree to which Parent or Merger Sub is a party or by which any of their respective properties or assets may be bound or affected, or (iii) subject to the Governmental Approvals, violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.
Section 4.4    Consents and Approvals.
(h)    Except for the Governmental Approvals, no material declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which each is a party or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated hereby.
(i)    No declaration, filing or registration with, or notice to or authorizations, consent or approval of any Person that is not a Governmental Authority is required for the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which each is a party and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, other than declarations, filings, registrations, notices, authorizations, consents or approvals required under the financing arrangements of Parent and any of its Subsidiaries as in effect on the date of this Agreement or for which the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.
Section 4.5    Brokers and Finders. Neither Parent nor any of its Affiliates has employed any investment banker, broker, finder or other intermediary in connection with this Agreement or the Merger who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6    Parent Benefit Plans. Parent has provided to the Company a list and copies of all material employee benefit plans within the meaning of ERISA Section 3(3) that are maintained by Parent or its Subsidiaries for their employees who are similarly situated to the Company Employees.
Section 4.7    Financial Ability to Perform. At or before the Closing, Parent will have sufficient financial resources to consummate the Merger.
ARTICLE V

COVENANTS OF THE PARTIES
Section 5.1    Conduct of Business.
(a)    From and after the Execution Date until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses in the ordinary course of business consistent with past practice and in compliance with all applicable Laws and to use their commercially reasonable efforts to: (i) preserve intact the business of the Company and the Company Subsidiaries, (ii) retain the services of current officers and employees, and (iii) preserve relationships with customers, suppliers and others with whom the Company or the Company Subsidiaries have material business dealings.
(b)    Without limiting the generality of the foregoing, except as otherwise expressly provided for by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the Execution Date until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, take any of the following actions without the prior written consent of Parent, which will not be unreasonably withheld or delayed (if Parent fails to consent or deny its consent within five (5) Business Days of a request for consent, Parent shall be deemed to have consented to such action).
(i)    sell, lease, license, transfer, dispose of, abandon or acquire, any real property or, except in the ordinary course of business, any other material assets;
(ii)    permit or voluntarily suffer any material damage, destruction or other casualty loss to property, or waive any rights of material value;
(iii)    terminate, materially extend or materially modify or suffer the lapse or termination of (A) any Material Contract, other than in the ordinary course of business (provided, however, the Company shall not be required to disclose or obtain any consent with respect to any Material Contract which contains Competitor Information prior to the termination or expiration of the HSR Waiting Period), or (B) any Affiliate Arrangements, except as provided in this Agreement;
(iv)    enter into a Contract (A) that would have been a Material Contract had it been entered into prior to the date of this Agreement, provided that the Company shall not be required to disclose or obtain Parent’s consent with respect to any Contract which contains Competitor Information prior to the expiration or termination of the HSR Waiting Period, or (B) with any of the Principal Shareholders or any of their Affiliates;
(v)    amend, breach, terminate or allow to lapse or become subject to default or termination any Permit, other than amendments required by applicable Law or with respect to Permits which are not necessary for the conduct of the Company’s business or the Company Subsidiaries’ respective businesses;
(vi)    amend any of its Organizational Documents (except for amendment of the Company’s Bylaws as contemplated herein);
(vii)    (A) authorize for issuance, issue, sell, pledge, dispose of or encumber any shares of its capital stock or any other debt or equity securities or securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, (B) split, combine, subdivide or reclassify any class or series of its capital stock, (C) declare, set aside or pay any dividend or distribution (whether in cash, stock or other property) in respect of any capital stock (other than dividends or distributions from a wholly-owned Company Subsidiary payable to the Company and/or one or more Company Subsidiaries), or (D) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;
(viii)    settle or concede any Claim against it unless such settlement or concession (A) requires payment of less than $200,000 with respect to any individual Claim or any related series of Claims, (B) involves its unconditional release with respect to the subject matter of the Claim (C) does not impose injunctive relief or otherwise impose any material obligations on its business or operations after the Closing, (D) does not contain any adverse findings or stipulations of fact or any finding or stipulation of violation of Laws;
(ix)    make any capital expenditure (or series of related capital expenditures) other than (A) as may be required to comply with applicable Law or any Material Contracts in effect as of the Execution Date, (B) to remedy any casualty, replace or repair any damaged, inoperable or outdated equipment which is necessary for the continued operation of the Companies’ businesses, or address any emergencies affecting any life, health or safety issues, (C) as set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule, or (D) capital expenditures not covered by clauses (A), (B) and (C) above that are not in excess of $100,000 individually or in the aggregate;
(x)    except as required by the terms of any Benefit Plan set forth in Section 3.16(a) of the Company Disclosure Schedule as in effect on the Execution Date or by applicable Law, (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any employees, including any increase or change pursuant to any Benefit Plan or (B) establish, adopt or amend (or promise to take any such action(s)) any Benefit Plan or any benefits potentially available thereunder; provided, that the Company or any Company Subsidiary may increase base salaries or wages of employees other than officers in the ordinary course of business consistent with past practice, and provided further that the Company and any Company Subsidiary may enter into retention bonus agreements with its key employees (each of which shall be disclosed in a Supplement to Section 3.14(a) of the Company Disclosure Schedule delivered pursuant to Section 5.8), so long as such bonuses shall deemed earned and payable immediately prior to the Closing and if not paid before the Measurement Time, shall be treated as a Current Liability of the Company for Net Working Capital purposes;
(xi)    terminate the employment of any executive officer other than for cause;
(xii)    acquire any Person (by merger, consolidation, acquisition of equity interests or assets or otherwise) or acquire any equity interests in any other Person;

(xiii)    adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, recapitalization or other reorganization;
(xiv)    incur any Indebtedness or grant or permit any of its assets to become subject to any Liens; provided, however, that Indebtedness may be incurred if it is incurred (A) under Mid Pac’s existing $7,500,000 line of credit with First Hawaiian Bank, and (B) in the ordinary course of business to provide working capital;
(xv)    make any change in its cash management practices or policies or make any change in any of its financial accounting methods and practices, except as required by Law or changes in GAAP;
(xvi)    accelerate the collection of or discount accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of inventory, parts or supplies or delay capital expenditures, repairs or maintenance outside the ordinary course of business;
(xvii)    take any action or fail to take any action that could reasonably be expected to have, the effect of accelerating to pre-Closing periods outside the ordinary course of business a material amount of sales to customers or others that would otherwise be expected to occur after the Closing;
(xviii)    terminate, amend, fail to renew or preserve or fail to maintain in full force and effect (i) any material Permit which is necessary for the conduct of the Company’s or any Company Subsidiary’s business, except for amendments or replacements completed in the ordinary course of business, or (ii) any license, franchise, registration or application for any Intellectual Property that are material to the conduct of the business of the Company or any Company Subsidiary; or
(xix)    fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in connection with a decision to change carriers in the ordinary course of business;
(xx)    fail to maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;
(xxi)    (A) make a change in its Tax accounting principles, methods or policies or its annual accounting period, (B) make any new Tax election or change or revoke any existing Tax election, (C) settle or compromise any Tax Liability or refund, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement affecting any Tax Liability or refund, (F) execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of Taxes, (G) obtain any Tax ruling, (H) fail to pay any Tax when due (except for Taxes which the Company determines in good faith are not owed or due and are not reported in any Tax Return filed prior to Closing), or (I) amend, alter, modify, or terminate the Grace Agreements, or waive or fail to enforce any rights arising under the Grace Agreements;
(xxii)    (A) exercise any option or first refusal rights relating to any Real Property, (B) exercise any term renewal with respect to any Leased Real Property, except in the ordinary course of business consistent with past practice, (C) enter into any Contract with respect to real property that is not part of the Real Property, including any commitment to lease, purchase or sell any real property, or (D) enter into or materially modify any Contract relating to the Real Property;

(xxiii)    sell, transfer, dispose of, license to any Person, or create any Lien on any Company Intellectual Property;
(xxiv)    negotiate, enter into, modify, amend or terminate any collective bargaining Contract or Contract with any labor union, labor organization or works council; or
(xxv)    authorize or enter into any binding agreement or commitment with respect to any of the foregoing.
Section 5.2    Non-Solicitation. From and after the Execution Date and continuing through the Closing Date, the Company shall not, and the Company shall cause the Company Subsidiaries not to, directly or indirectly, authorize or permit any of their respective officers, directors, employees, agents or representatives, including investment bankers, financial advisors, attorneys, consultants and accountants retained by or on behalf of the Company or any Company Subsidiary (collectively, “Representatives”), to, directly or indirectly, (i) initiate, solicit, knowingly encourage or take any other action designed to facilitate any possible sale or other disposition (whether by merger, stock sale, reorganization, recapitalization or otherwise) of all or any material portion of the equity securities or assets of the Company or any Company Subsidiary with any other Person other than Parent and its Affiliates (an “Acquisition Proposal”), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage or otherwise participate in discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate with, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall, and shall cause the Company Subsidiaries and its Representatives to, immediately cease and terminate all existing discussions or negotiations with any Person with respect to any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section by any Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section by the Company. The restrictions in this Section 5.2 shall not apply to any negotiations, discussions with Chevron with respect the exercise by Chevron of the Chevron Option Agreements. The Company shall notify Parent as soon as practicable (and in any event within twenty-four (24) hours) orally, and promptly thereafter in writing, if any Person makes any Acquisition Proposal. The Company shall keep Parent promptly informed of the status of any such Acquisition Proposal.
Section 5.3    Due Diligence Period; Access; Confidentiality.
(a)    During the period commencing on the Execution Date and ending thirty (30) days thereafter (the “Due Diligence Period”), the Company shall provide or make available documents and information reasonably requested by Parent and its Representatives relating to the respective assets, liabilities, properties and operations of the Companies, including environmental matters, real property, leases, title, insurance, litigation, Taxes, Liabilities, and permits (the “Due Diligence Materials”); provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose, make any representations or warranties or obtain Parent’s consent with respect to: (i) any information the disclosure of which is restricted by applicable Law or any contractual obligations, (ii) any information that is covered by the attorney-client privilege or constitutes attorney work product, and (iii) until the HSR Waiting Period has been terminated or expires, any customer lists, Material Contracts relating to the purchase, distribution or sale of petroleum products, pricing and market information or other information which the Company determines, in good faith, is not appropriate to disclose to a competitor (“Competitor Information”). The Due Diligence Period shall be extended for a period of up to fourteen (14) days upon the written request of Parent delivered to the Company prior to the expiration of the initial 30-day Due Diligence Period.
(b)    During the Due Diligence Period, the Company shall provide Parent and its Representatives with reasonable access during regular business hours to the Company offices and business premises to evaluate the assets, liabilities, property and operations of the Companies and the other matters listed in Section 5.3(a) above; provided, that (i) any such access and review shall be granted and conducted in such a manner so as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary and to maintain confidentiality with respect to the transactions contemplated herein, until the existence of this Agreement is disclosed by the Companies to their employees, and (ii) Parent and its Representatives shall not contact or communicate with any employee, lessor, tenant, customer or supplier of the Companies without the prior written consent of the Company. During the Due Diligence Period, Parent shall not conduct any invasive testing or invasive environmental assessments or any other sampling (including air sampling) or testing of soil or ground or surface water at, on or under, any real property associated with any assets of the Companies, but Parent and its environmental consultant shall be allowed to conduct Phase I Environmental Compliance Assessments and environmental compliance audits of any real property or facilities owned or leased by the Company or a Company Subsidiary. Copies of any final reports of such assessments shall be provided to the Company and shall be kept strictly confidential. The Company shall cause its environmental consultant to provide access to the data and information that it has to Parent’s environmental consultant, with the mutual objective of minimizing the need to obtain data and information from the State of Hawaii and/or onsite inspections. Parent understands that its consultant may not be able to obtain relevant documents and information from the State of Hawaii regarding all of the Companies’ sites within the limited time available, and the failure to obtain such documents and information will not be a basis for termination of this Agreement.
(c)    The Company shall provide the Financial Statements to an independent accounting firm selected by Parent for review and evaluation. The Company shall provide the accounting firm with such work papers, documents and information as may be reasonably requested by such firm in connection with its review; provided, that such firm shall agree in writing not to disclose such work papers, documents or information to Parent until after the HSR Waiting Period has been terminated or expired.
(d)    Not later than five (5) Business Days after termination or expiration of the HSR Waiting Period, the Company shall (i) provide or make available the Competitor Information to Parent and its Representatives, (ii) update and supplement the Company Disclosure Schedule with respect to Competitor Information to the extent such information is required to be disclosed in the Company Disclosure Schedule (the “Competitor Information Disclosure Schedule Supplement”) and (iii) certify in writing to Parent that all Competitor Information has been disclosed to Parent either in written materials previously provided to Parent or in the Competitor Information Disclosure Schedule Supplement or has otherwise been identified in writing and made available for review and copying by Parent. Notwithstanding disclosure of Competitor Information to Parent, access to Competitor Information by particular individuals employed by Parent or its Subsidiaries shall be subject to such reasonable restrictions as Parent and the Company deem necessary and appropriate under the circumstances to ensure continued compliance with applicable Laws, including Antitrust Laws. The Due Diligence Period shall be extended or re-opened, as the case may be, for a period of ten (10) Business Days after the delivery to Parent of such certification by the Company. Parent acknowledges and agrees that its decision whether or not to proceed with the Merger is not dependent on its review of the Competitor Information; provided, however, that Parent reserves all rights to terminate this Agreement in accordance with Article IX.
(e)    Without limiting the terms thereof, the Project K Confidentiality Agreement, dated as of December 16, 2013 (the “Confidentiality Agreement”), between Parent and Mid Pac Petroleum, LLC shall govern the obligations of Parent, the Company and their respective Representatives with respect to the non-public information furnished or made available to them pursuant to this Section 5.3 or otherwise. In the event that this Agreement is terminated, Parent and its Representatives shall return all of the Due Diligence Materials to the Company, together with all reports and studies obtained by Parent in connection with its review and evaluation of the Company.

(f)    Before and after the Closing, Parent shall assume and indemnify, defend and hold harmless the Companies and their affiliates, consultants and contractors from and against any and all Claims and Losses arising out of the entry upon or access to the property and assets of the Companies by Parent’s Representatives, except for Claims and Losses arising out of (i) the negligence or misconduct of the Companies or their affiliates, consultants or contractors or (ii) the discovery of any pre-existing environmental condition as a result of such access. Any inspection or investigation conducted by or on behalf of Parent shall be conducted in accordance with all Laws, including all Environmental Laws, applicable Company rules and regulations (including those related to health, safety, security and the environment) and in such manner as not to unreasonably interfere with the operations of the Companies.
(g)    Before Parent or its Representatives enter into any of the business premises of the Companies, Parent shall provide to the Company, or shall cause the applicable Representative to provide to the Company, certificates of insurance or otherwise attest that it has appropriate insurance coverage (worker’s compensation, employer’s liability, comprehensive general liability and automobile liability) which will cover the activities of Parent or its Representative. Such certificates shall name the Companies and their affiliates as additional insured and contain a waiver of subrogation in favor of the Companies and their affiliates.
(h)    EXCEPT FOR (AND WITHOUT LIMITING) THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, PARENT ACKNOWLEDGES AND AGREES THAT THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OF THE ASSETS OR FUTURE PERFORMANCE OF THE COMPANIES, ZONING, COMPLIANCE WITH LAW, THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS, OR OTHER MATTERS, AND PARENT AGREES TO ACCEPT THEM IN THEIR AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
(i)    EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT, PARENT ACKNOWLEDGES AND AGREES THAT:
(xxiii)    THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY THE COMPANY OR ANY OF ITS AFFILIATES, EXPRESS OR IMPLIED, AS TO (A) THE ASSETS, OR (B) THE LIABILITIES, THE BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE INTEREST, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION;
(xxiv)    THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PARENT BY OR ON BEHALF OF THE COMPANY OR ANY AFFILIATES OF THE COMPANY, INCLUDING (A) ANY MODELS, PLANS OR PROJECTIONS PROVIDED BY THE COMPANY OR ITS AFFILIATES, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, (B) ANY CORRESPONDENCE FROM THE

COMPANY OR ITS REPRESENTATIVES OR AFFILIATES, (C) ANY PRESENTATION BY THE MANAGEMENT OF THE COMPANY OR ITS AFFILIATES, AND (D) ANY INFORMATION MADE AVAILABLE TO PARENT, OR STATEMENTS MADE TO PARENT, DURING SITE OR OFFICE VISITS, IN ANY DATA ROOM OR MANAGEMENT PRESENTATION;
(xxv)    NEITHER THE COMPANY NOR ANY AFFILIATE, AGENT, OR REPRESENTATIVE OF THE COMPANY HAS MADE, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS, PLANS OR PROJECTIONS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE COMPANIES OR THEIR RESPECTIVE ASSETS; AND
(xxvi)    THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER OR FROM ANY PORTION OF THE COMPANIES’ ASSETS, COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER INTERNATIONAL, NATIONAL, REGIONAL, FEDERAL, STATE, PROVINCIAL OR LOCAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS, INCLUDING ENVIRONMENTAL HEALTH AND SAFETY LAWS AND PERMITS.
(j)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO PARENT AT ANY TIME OR IN ANY FORMAT BY THE COMPANY OR ANY OF ITS AFFILIATES CONSTITUTE LEGAL ADVICE, AND PARENT WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM THE COMPANY, ANY OF THE COMPANY’S AFFILIATES, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS.
(k)    This Section 5.3 shall survive the Closing and any termination of this Agreement.
Section 5.4    Filings and Authorizations.
(a)    Each of Parent and the Company shall: (i) make or cause to be made the filings required of such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, but in no event later than twenty (20) Business Days after the Execution Date (such deadline being subject to the Parties’ commercially reasonable cooperation as required by this Section 5.4); (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions; and (iii) subject to Section 5.4(d), cooperate in a commercially reasonable manner with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by applicable Laws, each party to this Agreement shall use all commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger. Each party to this Agreement shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the Parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, however, that a Party or its legal counsel may respond to any unsolicited telephone calls from such Governmental Authority without prior notice to, or participation of, the other Parties but before discussing any substantive matters, such party or its legal counsel shall seek to add legal counsel for the other Party to the call or to reschedule the call for a time when all Parties and/or their counsel may participate. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Parent shall take the lead in coordinating any filings and obtaining any necessary approvals under the HSR Act or any other federal or state antitrust Laws. Parent shall pay all filing fees payable in connection with the filings by the parties required by the HSR Act.
(b)    Subject to Section 5.4(d), each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith and subject to Section 5.4(d), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall (by negotiation, litigation or otherwise) cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 9.1(c), so long as such party to this Agreement has until that time complied in all material respects with its obligations under this Section 5.4. Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.
(c)    Subject to Section 5.4(d), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to obtain the approval or waiver of any Governmental Authority with jurisdiction with respect to the Antitrust Laws regarding the Merger and to consummate, in the most expeditious manner practicable, the Merger, including (i) obtaining all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and making all other necessary registrations and filings (including filings with Governmental Authorities, if any), (ii) obtaining all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger, (iii) executing and delivering any additional instruments reasonably necessary to consummate the Merger, and to fully carry out the purposes of, this Agreement and (iv)  providing all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.4(a), Section 5.4(b) or this Section 5.4(c). In furtherance and not in limitation of the efforts referred to above in this Section 5.4, if any objections are asserted with respect to the Merger under the Antitrust Laws, or if any action, suit or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any third party challenging the Merger or that would otherwise prohibit, impair or delay the consummation of the Merger, the Parties agree to take, and to cause their Affiliates to take, commercially reasonable steps to avoid or eliminate as soon as possible each and every impediment under the Antitrust Laws that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Merger.
(d)    Notwithstanding anything to the contrary in this Agreement, each of Parent and the Company shall not be required, in order to resolve any objections asserted under Antitrust Laws by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement (other than any objections relating to or resulting from a Prohibited Transaction (as defined below) to take or agree to take any action or agree to any limitation or restriction, that its Board of Directors reasonably determines in good faith, (i) in the case of Parent, would have a Parent Material Adverse Effect, (ii) would materially reduce the overall benefits expected, as of the Execution Date, to be realized by Parent or the Company Shareholders from the Merger, or (iii) would result in a reduction in the Merger Consideration in excess of $7.5 million, or (iv) materially limits the Company’s, a Company Subsidiary’s or Parent’s freedom of action with respect to the conduct of their respective businesses, whether before or after the Effective Time.
(e)    From the date hereof until the Closing, Parent and its controlled Affiliates shall not acquire, agree to acquire, any retail gasoline stations or fuel terminals located in the State of Hawaii, either directly or indirectly, if the acquisition of such assets would materially and adversely affect or delay the ability of Parent and the Company to obtain expiration or termination of the HSR Waiting Period or clearance by the State of Hawaii under the Hawaii antitrust Laws (a “Prohibited Transaction”). Parent represents to the Company that as of the Execution Date, neither Parent nor any of its controlled Affiliates has agreed or submitted a bid or offer to enter into a Prohibited Transaction. In the event of a breach of this Section 5.4(f), if the Merger is enjoined as a result of a breach of this Section 5.4(f), or if the Closing does not occur within the period set forth in Section 9.1(b) (including extensions) as a result of such breach, and this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or 9.1(c), Parent shall be obligated to pay to the Company the sum of $15.0 million as liquidated damages. The Company shall be entitled to disbursement of the Deposit to apply towards payment of this amount, and the balance, if any, of such $15.0 million liquidated damages shall be due as of the date of termination.
Section 5.5    Publicity. The Company shall not, and shall not permit its Affiliates to, and Parent shall not, and shall not permit its Affiliates to, issue any press release or otherwise make any public announcement concerning this Agreement or the Merger prior to the Effective Time, without obtaining the prior approval of the Company or Parent, as applicable, which approval shall not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Company or Parent, as applicable, disclosure is otherwise required to comply with (a) the rules of any securities exchange on which shares of capital stock of Parent may be listed or (b) any applicable Law (including, for the avoidance of doubt, any applicable securities Laws or SEC rules or requirements); provided, that to the extent required by such securities exchange rule or applicable Law, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such securities exchange rule or applicable Law, to consult with the other party with respect to the text thereof prior to making such release or announcement.

Section 5.6    Notification of Certain Events. From and after the Execution Date and continuing through the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Article IX:
(i)    The Company shall give prompt notice to Parent of (A) the occurrence or existence of (I) the breach in any material respect of a representation, warranty or covenant made by the Company in this Agreement, or any other fact, circumstance or event, in either case, that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations hereunder from being satisfied and/or (II) a Company Material Adverse Effect; (B) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Merger; or (C) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; and
(ii)    Parent shall give prompt notice to the Company of (A) the occurrence or existence of (I) the breach in any material respect of a representation, warranty or covenant made by Parent and Merger Sub in this Agreement, or any other fact, circumstance or event, in either case, that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations hereunder from being satisfied and/or (II) a Parent Material Adverse Effect; (B) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Merger or the other transactions contemplated hereby; and (C) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby.
Section 5.7    Directors’ and Officers’ Indemnification. The Surviving Entity shall, jointly and severally, indemnify and hold harmless all past and present officers and directors of the Company and the Company Subsidiaries (the “D&O Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under their respective Organizational Documents in effect on the Execution Date (and shall also advance expenses as incurred in defense of any action, suit or proceeding to the fullest extent provided under such Organizational Documents; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that such indemnification shall be subject to any limitation imposed from time to time under the HBCA.
Section 5.8    Supplemental Disclosure.
(a)    The Company shall, subject to the provisions of this Section 5.8, from time to time, but no later than fifteen (15) Business Days prior to the Closing Date, by notice in accordance with this Agreement, supplement the Company Disclosure Schedule to reflect any matter that (i) arises or new information that becomes known by the Company or any of the Company Subsidiaries after the date of this Agreement and (ii) would have been required or permitted to be set forth or described in the Company Disclosure Schedule had such matter existed or such information been known to the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Supplemental Disclosure”).
(b)    Parent shall have fourteen (14) Business Days after receipt of any Supplemental Disclosure (the “Termination Period”) in which to review such Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of the Company’s representations and warranties or covenants hereunder or which has or could be reasonably expected to have a Company Material Adverse Effect, Parent and the Company shall discuss such matter in good faith and attempt to resolve the matter. In the event the matter is not resolved Parent may terminate this Agreement by delivering a written notice of termination to the Company prior to the expiration of the Termination Period. If a notice of termination is not received with respect to any Supplemental Disclosure within the Termination

Period, Parent will be deemed to have waived its right to terminate with respect to such Supplemental Disclosure and the Company Disclosure Schedule will be deemed, for the purpose of Parent’s and Merger Sub’s condition to Closing as set forth in Section 6.2(a), and for the purpose of the indemnification provisions in Article VII, to be amended and supplemented as described in the Supplemental Disclosure as of the Execution Date and the company shall not be deemed in breach of any representation or warranty with respect to such Supplemental Disclosure.
Section 5.9    Resignations. The Company shall cause to be delivered to Parent on the Closing Date such resignations of members of the Board of Directors of the Company and each Company Subsidiary as requested in writing by Parent at least five (5) Business Days prior to the Closing Date, such resignations to be effective concurrently with the Closing.
Section 5.10    Company Special Meeting.
(a)    The Company shall, in accordance with applicable Law and the Organizational Documents of the Company:
(i)    take all actions necessary to duly call, give notice of, convene and hold a special meeting of the holders of Company Common Stock at which such holders will consider and vote upon approval of this Agreement and the Merger (the “Special Meeting”);
(ii)    include in the notice of the meeting the recommendation of the Board of Directors of the Company that the holders of the Company Common Stock vote for approval of this Agreement and the Merger; and
(iii)    take all other action reasonably necessary to secure the Company Shareholder Approval in compliance with the Company Organizational Documents and the HBCA.
(b)    The Company shall provide Parent reasonable prior notice of the Special Meeting and any adjournments or postponements thereof to enable Parent to exercise its right to vote or take any other action pursuant to the terms of the Irrevocable Proxies. At the Special Meeting or any adjournments or postponements thereof, the Company shall accept the vote or other action of Parent or any of its executive officers as that of the Company Shareholder who has executed and delivered such Irrevocable Proxy.
(c)    Parent agrees that it will cooperate with and assist the Company, including by providing the Company, promptly upon request, with the information concerning Parent and Merger Sub that the Company reasonably determines to be included in materials to be provided to the Company Shareholders. The information supplied by Parent for inclusion in such materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.11    Company Employees; Employee Benefit Plans; ERISA.
(a)    Continued Employment. After Closing, Parent shall cause the Companies to continue to employ each employee of the Companies (“Company Employees”) on such terms and conditions as Parent shall determine in its sole discretion and subject to Parent’s hiring practices, and shall provide the Company Employees with benefits that are similar to similarly situated employees of Parent and its Subsidiaries, provided that if Parent, the Companies or a Subsidiary continues any Benefit Plan there shall be no duplication of benefits, and provided further that notwithstanding the foregoing, none of Parent, the Companies or any of its Subsidiaries will be required to provide retiree medical or life insurance benefits or a defined benefit pension plan benefits to any Company Employee. Nothing in this Agreement including this Section 5.11(a) shall create any new or additional right or expectation of continued employment with the Company, Parent or its Subsidiaries or otherwise modify the employment-at-will status of any individual or except as provided in the last sentence of this Section 5.11(a) require Parent or its Subsidiaries or the Companies after Closing to maintain any Benefit Plan or establish any benefit plan, policy or program. At Closing, the Companies will provide Parent with a complete list of all employees of the Companies whose employment has been terminated in the preceding 90 days prior to Closing and the reason for such termination, and in reliance on this list, Parent shall not engage in any closure, partial closure, or mass layoff with respect to the Companies within one year after the Closing, and Parent shall be responsible for, and Parent shall indemnify the Company Shareholders and the Shareholders’ Representative from and against all Claims and Losses arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the Hawaii Dislocated Workers Act or any state or local law equivalent with respect to Company Employees, to the extent such Claims or Losses relate to actions taken by Parent or the Companies after the Closing. Parent shall provide, or cause the Companies to provide, severance pay in accordance with Section 5.11(a) of the Company Disclosure Schedule for Company Employees terminated by any of the Companies.
(b)    Benefit Plans. If any Company Employee participates in a Benefit Plan that is not solely sponsored and maintained by the Companies, then prior to or on the Closing Date, the Company shall take the necessary actions for such employees to cease participation in such plans except to the extent provided by Law, such as COBRA and Parent shall have no obligation to continue or provide a similar benefit after Closing. At Closing, any person who is not a Company Employee will cease to participate in future accruals or benefits under any Benefit Plan that is maintained solely by the Companies.
(c)    Parent shall, or shall cause its Subsidiaries to, (i) to the extent permitted under Parent or Subsidiaries medical plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any Parent or Subsidiary medical benefit plan in which such Company Employees may be eligible to participate after the Closing, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding Benefit Plan and to extent permitted under the applicable plan maintained by the Company or the Company Subsidiaries for the Company Employees prior to the Closing and (ii) to the extent permitted by the applicable insurance carriers, provide each Company Employee with credit under any medical plan in which such Company Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by such Company Employee for the then current plan year under the corresponding medical plans maintained by the Company or the Company Subsidiaries prior to the Closing.
(d)    Vacation and Service Crediting. Parent shall take all necessary action so that after the Closing Date each Company Employee shall continue to be credited with the unused vacation and sick leave credited to such Company Employee through the Closing Date under the applicable vacation and sick leave policies of the Company or the Company Subsidiaries, and Parent shall permit or cause its affiliates to permit such employees to use such vacation and sick leave. Parent shall take all necessary action so that, with respect to each employee benefit plan maintained by Parent or any of its affiliates in which Company Employees become eligible to participate upon or after the Closing Date, each such employee shall be given credit for all service with the Company or the Company Subsidiaries (or all service credited by the Company or the Company Subsidiaries) for purposes of participation and vesting to the same extent as if rendered to Parent or any of its affiliates, but in no event will such service credit be required for benefit accrual purposes under any defined benefit plan or result in duplication of benefits.

Section 5.12    Further Assurances. Each of the Parties to this Agreement shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and to consummate the Merger.
Section 5.13    Pre-Closing Price Adjustments.
(a)    If there shall exist prior to the Closing Date a breach of one or more representations, warranties or covenants of the Company in this Agreement or an event, condition, situation or circumstance (including a Company Material Adverse Effect) that causes, or could be reasonably expected to cause, a total loss of, or a material diminution in, the post-Closing value to any of the Companies or Parent of one or more Real Property sites, Contracts or other assets listed or described in Schedule 5.13 (Allocated Values) (a “Pre-Closing Adjustment Event”), the Closing Aggregate Merger Consideration shall be reduced to reflect such loss or diminution in value (a “Pre-Closing Price Adjustment”). If such loss or diminution in value is not covered by insurance, then the amount of a Pre-Closing Price Adjustment shall be derived by reference to the Allocated Value of the affected assets or Contracts, as described in Schedule 5.13, less the residual fair market value of the affected assets or Contracts and without regard to the Deductible or to the Closing Breach Threshold. If such loss or diminution in value is covered by insurance (an “Insured Pre-Closing Loss”), then any Pre-Closing Price Adjustment also shall be derived by reference to the Allocated Value of the affected assets or Contracts, as described in Schedule 5.13 less (i) the residual fair market value of the affected assets or Contracts, and less (ii) any insurance proceeds actually received by the Companies prior to the Closing in respect of such loss or diminution of value and, if all insurance proceeds are not received prior to Closing, a reasonable estimate of such insurance proceeds to be received after the Closing based on the terms of the applicable insurance policy. For the purposes of this Section 5.13 the following are indicative of Pre-Closing Adjustment Events intended to be covered by this Section 5.13:
(xxv)    The inability of the Company to deliver clear title, subject only to Permitted Liens, to any Owned Real Property or the leasehold interest for any Leasehold Real Property;
(xxvi)    Destruction of any property or material damage to any property that is not a usual and ordinary occurrence in the conduct of the business of the Companies and renders such property, or any material portion thereof, inoperable until it is repaired;
(xxvii)    The cancellation or early termination of any Contract listed or described in Schedule 5.13 from which the Company or any Company Subsidiary derived more than $100,000 in gross revenues for the twelve months ended April 30, 2014; and
(xxviii)    The exercise of any right of first refusal, purchase option, cancellation or termination option, right to accelerate a payment or performance obligation or similar contractual rights with respect to assets or Contracts listed in Schedule 5.13;
(b)    Within five (5) Business Days after the occurrence of a Pre-Closing Adjustment Event, the Pre-Closing Price Adjustment shall be computed by reference to the Allocated Value of the affected assets or Contracts, as adjusted for any applicable insurance proceeds as described in Section 5.13(a) above and the residual fair market value of the affected assets or Contracts; provided, however, that if the nature of a Pre-Closing Adjustment Event is such that the ability of the Company or any Company Subsidiary to sell or distribute hydrocarbon products from, or with respect to, the affected Real Property site, Contract or other asset is not affected, the Allocated Value thereof shall not include any Distribution Value.

(c)    To the extent of any Pre-Closing Price Adjustment, Losses relating to any Pre-Closing Adjustment Event shall be excluded from the computation of the Closing Breach Threshold. Additionally, no Parent Indemnified Party shall be entitled to make a post-Closing claim under Article VII hereof for indemnification with respect to any Pre-Closing Adjustment Event for which a Pre-Closing Price Adjustment was made except to the extent that any projected insurance proceeds are not recovered which shall not be subject to any Deductible and shall be indemnifiable from the first dollar.
Section 5.14    Deposit.
(a)    Parent shall deposit by wire transfer or delivery of other immediately available funds into an escrow account (the “Deposit Escrow Account”) with the Escrow Agent pursuant to an escrow agreement by and among Parent, the Shareholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit B-2 (the “Deposit Escrow Agreement”) the following amounts: (i) on the Execution Date, the sum of Ten Million Dollars ($10,000,000) (the “Initial Deposit”), and (ii) within three (3) Business Days after the earliest of the expiration or early termination of the waiting period under the HSR Act with respect to the Merger, the sum of Five Million Dollars ($5,000,000) (the “HSR Clearance Deposit”, and together with the Initial Deposit, the “Deposit”). This Agreement will not become a legally binding and enforceable obligation of the Company unless and until the Initial Deposit is received by the Escrow Agent.
(b)    If the Closing occurs, Parent and Shareholders’ Representative shall use their commercially reasonable efforts to cause the Deposit, together with any interest and income earned thereon and net of one-half (1/2) of the fees and expenses of the Escrow Agent then due, to be released to Parent for payment thereof to the Company Shareholders as part of the Merger Consideration, all as further provided in Section 2.2 and Section 2.3.
(c)    If the Closing does not occur, Parent, the Company and Shareholders’ Representative shall cause all monies in the Deposit Escrow Account to be distributed pursuant to the pertinent provisions of Section 9.2.
Section 5.15    Company Monthly Consolidated Financial Statements. From the Execution Date until the Closing, the Company shall deliver to Parent, as soon as reasonably practicable, but in no event later than twenty (20) days after the end of each calendar month, the unaudited consolidated interim balance sheet and statement of operations and cash flows of the Company and the Company Subsidiaries as of and for the period for each calendar month then ended (the “Company Monthly Financial Statements”). The Company Monthly Financial Statements shall be prepared on a basis consistent with manner in which the Financial Statements were prepared.
Section 5.16    Title Insurance and Surveys. Parent, at its sole cost and expense, may procure new or updated owner’s title insurance policies (the “Title Policies”) from title companies of its choice with respect to the Owned Real Property or the Leased Real Property insuring title subject only to the Permitted Liens and such other general title exceptions as may be raised by the Title Company. Parent shall also be responsible for the delivery of any documentation required by the title companies in connection with the title policies including surveys or zoning reports; provided, however, that the Company and Company Subsidiaries shall deliver the documentation required by Parent’s title companies in connection therewith as described below. At Parent’s request, the Company and the Company Subsidiaries shall cooperate with and assist Parent with any reasonable request in Parent’s efforts to obtain the title policies and shall execute and deliver to the title companies such affidavits, certificates and other documentation as are customary and reasonably requested to cause the title companies to issue CLTA Standard Coverage Policy – 1990 for the Owned Real Property or the Leased Real Property (including assistance to obtain a “non-imputation” or similar endorsement), but none of the officers or directors of the Companies shall be required to execute any personal indemnities with respect thereto. Prior to Closing, Parent may, at its sole cost and expense, obtain and update any surveys pertaining to the Owned Real Property or the Leased Real Property; provided, however, that any such surveys and survey updates shall be performed by a surveyor acceptable to the Company, the approval of which shall not be unreasonably withheld, conditioned or delayed. The Company agrees to reasonably cooperate with Parent prior to the Closing to permit Parent to procure any surveys of the Owned Real Property or Leased Real Property that Parent’s reasonably deems necessary, all at Parent’s sole risk, cost and expense.
Section 5.17    Third Party Consents. Parent and the Company shall cooperate and each shall use their respective commercially reasonable efforts to obtain all consents, approvals, authorizations, permits, waivers or exemptions of third parties and Governmental Authorities with respect to the matters set forth, or required to be set forth, in Sections 3.3, 3.4(a) and 3.4(b) of the Company Disclosure Schedule prior to the Closing, and if any are not obtained prior to the Closing, Parent, the Company and the Shareholders’ Representative shall continue to use their respective commercially reasonable efforts to obtain them for up to twelve (12) months after the Closing Date.
Section 5.18    Amendment of Company Bylaws. The Company shall cause its Bylaws to be amended to cause the provisions of Article VII (Buy-Sell Provisions) of its Bylaws to be deleted immediately prior to the Closing.
Section 5.19    Hawaii Dislocated Workers Act Notification. Not less than sixty-five (65) days prior to the Closing Date, the Companies shall provide the notifications required under the Hawaii Dislocated Workers Act with respect to the Merger.
Section 5.20    Satisfaction of Closing Conditions. The Parties hereto will use their commercially reasonable efforts to bring about the satisfaction as soon as possible of each of the conditions contained in Article VI (except to the extent that the satisfaction of such condition is in the control of the other Party).
ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1    Mutual Conditions. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:
(a)    No Legal Prohibition, etc. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction or other Law shall be in effect preventing the consummation of the Merger, and there shall be no pending action or proceeding instituted by any Governmental Authority seeking any such injunction, judgment, order or decree or substantial monetary damages in connection with the consummation of the Merger; provided, however, that prior to asserting this condition, a Party shall have used its commercially reasonable efforts to prevent the entry of any such injunction, judgment, order or decree and to appeal as promptly as possible any such injunction, judgment, order or decree that may be entered and provided, further, that a Party’s right to assert this condition shall not require such Party to take or agree to take any action or agree to any limitation or restriction from which such Party is excused by Section 5.4(d).
(b)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c)    Regulatory Approvals. Parent and the Company shall have received or obtained all consents, approvals, and authorizations from Governmental Authorities that are necessary for the consummation of the Merger, including the expiration or termination of the HSR Waiting Period.
Section 6.2    Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:
(l)    Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Execution Date and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date; provided, however, that:
(viii)    the truth and correctness of the Company’s representations and warranties as of the Execution Date and as of the Closing Date shall not be a condition to Parent’s and Merger Sub’s obligation to consummate the Merger unless the Losses actually incurred, together with those reasonably expected to be incurred, by the Company, the Company Subsidiaries or Parent collectively (but without duplication) with respect to the facts, circumstances or conditions causing the Company’s representations and warranties to not be true and correct exceed $7,500,000 in the aggregate (the “Closing Breach Threshold”);
(ix)    for purposes of computing the Closing Breach Threshold, whether any representations and warranties of the Company have been breached, and the determination and calculation of any Losses, shall be made without giving effect to any qualification of any such representation and warranty as to “materiality” (including the words “material”, “Company Material Adverse Effect”) or words of similar import; provided, however, that no representation or warranty of the Company shall be deemed to have been breached (for purposes of this Section 6.2(a) only) unless the Losses actually incurred, together with those reasonably expected to be incurred, by the Company, the Company Subsidiaries or Parent with respect to such breach exceed $5,000, in which event all such Losses (including, from the first dollar, those considered in computing such $5,000 threshold) shall be included in the calculation of the Closing Breach Threshold; and
(x)    if the Company’s representations and warranties fail to be true and correct as of the Execution Date and as of the Closing Date but Parent and Merger Sub nevertheless proceed with the Closing and consummation of the Merger (regardless of whether the Closing Breach Threshold has not been exceeded or, if the Closing Breach Threshold has been exceeded, because Parent and Merger Sub elect to waive the conditions of this Section 6.2(a)), Parent and Merger Sub shall not be deemed to have waived or otherwise relinquished any other rights or remedies in this Agreement, including those in Article VII, with respect to any breaches of representations and warranties by the Company, including those considered in computing the Closing Breach Threshold.
(m)    Performance of Agreements. The Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.
(n)    Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company stating that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d) (as to actions against the Company or its Subsidiaries) and Section 6.2(f) have been satisfied.

(o)    No Threatened or Pending Litigation. There shall not be threatened or pending any action by any Governmental Authority in connection with the Merger or the other transactions contemplated by the Transaction Documents seeking to prohibit or impose any material limitations on Parent’s ownership of the Company or any of their respective Subsidiaries or the operation of all or a material portion of Parent’s or the Company’s or any of their respective Subsidiaries’ businesses or assets, or to compel Parent or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent, the Company or any of their respective Subsidiaries.
(p)    Consents. All of the consents, approvals, authorizations, permits, waivers or exemptions of third parties and Governmental Authorities with respect to the matters set forth in Schedule 6.2(e) shall have been obtained in form and substance reasonably satisfactory to Parent.
(q)    Dissenters’ Rights. Holders of no more than two percent (2%) of Company Common Stock outstanding as of the Effective Time shall have exercised or made a Claim to have exercised dissenters’ rights under the HBCA.
(r)    Escrow Agreements. The Escrow Agent and the Shareholders’ Representative shall have duly executed the Deposit Escrow Agreement and the Post-Closing Escrow Agreement, and such agreements shall be in full force and effect.
(s)    Tax Certificates. Parent shall have received the certificates contemplated by Section 2.7(b).
(t)    Amendment of Bylaws. The Company shall have amended its bylaws as provided in Section 5.18, and shall have provided to Parent a copy of the resolutions of the Board of Directors of the Company so amending the Company’s Bylaws certified by the Company’s Corporate Secretary.
Section 6.3    Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:
(f)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, except to the extent that such the failure to be so true and correct, taken as a whole, would not have a material adverse effect on the ability of Parent to perform its obligations hereunder and consummate the Merger, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need to be true and correct only as of such earlier date.
(g)    Performance of Agreements. Parent and Merger Sub shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
(h)    Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent stating that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
(i)    Escrow Agreements. The Escrow Agent and Parent shall have duly executed the Deposit Escrow Agreement and the Post-Closing Escrow Agreement, and such agreements shall be in full force and effect.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION
Section 7.1    Survival of Representations, Warranties and Covenants.
(u)    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall survive for a period of eighteen (18) months from the Closing Date (the “Survival Period”), except as follows:
(i)    the representations and warranties in Section 3.15 (Tax Matters) and Section 3.16 (Employee Benefit Plans; ERISA) shall terminate thirty (30) days after the date upon which the applicable statute of limitations with respect to the Liabilities in question expires (after giving effect to any extensions or waivers thereof); and
(ii)    the representations and warranties in Section 3.1 (Organization; Qualification), Section 3.2 (Authority; Validity of Agreement), Section 3.5 (Capitalization), and Section 3.25 (Brokers and Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely.
Notwithstanding the first sentence of this Section 7.1(a), any representation or warranty that would otherwise terminate shall survive with respect to Losses in respect of which a Claims Notice is given pursuant to this Agreement prior to the end of the Survival Period until such Losses are finally resolved and paid.
(v)    All covenants and agreements that by their terms apply or are to be performed in their entirety prior to the Closing shall survive eighteen (18) months after the Closing Date and shall then terminate. All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for 18 months after the Closing Date or for such longer period, if any, contemplated by such covenants and agreements, and shall then terminate.
Section 7.2    Indemnification by the Company Shareholders.
(j)    Subject to the limitations set forth in Section 7.6, from and after the Closing, the Company Shareholders shall (through release of funds from the Post-Closing Escrow Account) indemnify, defend and hold harmless Parent, its Affiliates (including the Company and the Company Subsidiaries) and their respective directors, officers, shareholders and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Parent Indemnified Parties”), solely to the extent of the funds remaining in the Post-Closing Escrow Account, from and against any and all Losses incurred or reasonably expected to be incurred by any of Parent Indemnified Parties, to the extent arising out of:
(xxix)    any breach of any representation or warranty in Article III;
(xxx)    any breach by the Company or the Shareholders’ Representative of any covenant or agreement made by the Company or Shareholders’ Representative in this Agreement or the Transaction Documents;
(xxxi)    Shareholder Taxes;
(xxxii)    the failure to obtain the consents, approvals, authorizations, permits, waivers or exemptions of third parties and Governmental Authorities with respect to any of the matters set forth, or required to be set forth, in Sections 3.3, 3.4(a) and 3.4(b) of the Company Disclosure Schedule (but excluding those set forth in Section 7.2(a)(iv) (Excepted Consents) of the Company Disclosure Schedule), including those set forth in Losses incurred in obtaining the same after the Closing;
(xxxiii)    the exercise by Supplier (as defined in the Chevron-IPI Marketer Agreement) of its rights under the Chevron-IPI Option, subject to Section 7.2(d);
(xxxiv)    the exercise by Supplier (as defined in the Chevron-Senter Marketer Agreement) of its rights under the Chevron-Senter Option, subject to Section 7.2(d); and
(xxxv)    the positive difference between (A) the amount of insurance proceeds assumed to be collected by the Companies after the Closing Date in the computation of a Pre-Closing Price Adjustment with respect to the Price Adjustment Event giving rise to such Pre-Closing Price Adjustment and (B) the amount of such insurance proceeds actually collected by the Companies on or prior to the date that is seventeen (17) months after the Closing Date.
(k)    For purposes of Section 7.2(a)(i) or Section 7.2(a)(ii), the representations warranties, covenants and agreements of the Company and the Shareholders’ Representative shall not be deemed qualified by any reference to “materiality”, including the words “material” or “Company Material Adverse Effect”.
(l)    Solely for purposes of determining Losses with respect to Section 7.2(a)(iv) with respect to assets and Contracts listed in Schedule 5.13 of the Company Disclosure Schedule, Losses shall be determined based on the Allocated Value of the asset or Contract.
(m)    Solely for purposes of determining Losses with respect to Section 7.2(a)(v) or Section 7.2(a)(vi), Losses shall be determined as the positive difference between (i) the aggregate Allocated Value of the assets covered by the Chevron-IPI Option or the Chevron-Senter Option, as the case may be, minus (ii) the sum of (A) aggregate purchase price actually received from Supplier for such assets, plus (B) costs of sale (including fees and expenses of appraisers) paid or incurred by any of the Companies.
Section 7.3    Indemnification by Parent.
(a)    Subject to the limitations set forth in Section 7.6, from and after the Closing, Parent shall indemnify, defend and hold harmless the Company Shareholders and their respective Affiliates, directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (with respect to each of the Company Shareholders, the “Company Indemnified Parties”) from and against any and all Losses incurred or reasonably expected to be incurred by any of the Company Indemnified Parties, to the extent arising out of:
(i)    any breach of any representation or warranty in Article IV;
(ii)    any breach of any covenant or agreement of Parent or Merger Sub in this Agreement or the Transaction Documents; and
(iii)     any breach of any covenant or agreement of the Companies in this Agreement or the Transaction Documents that is to be performed after the Closing.

(b)    For purposes of this Section 7.3, whether any representations and warranties have been breached, and the determination and calculation of any Losses resulting from such breach, shall be made without giving effect to any qualification as to “materiality” (including the words “material” or “Parent Material Adverse Effect”).
Section 7.4    Indemnification Claim Process.
(b)    In order to make a claim for indemnification pursuant to this Article VII:
(i)    a Parent Indemnified Party shall promptly (and in any event prior to the expiration of the longest Survival Period applicable to such claim) deliver a written notice of such claim, describing such claim in reasonable detail and stating the amount or estimated amount of the Losses related to such claim (a “Claims Notice”) to the Shareholders’ Representative; and
(ii)    the Shareholders’ Representative, on behalf of a Company Indemnified Party, shall promptly (and in any event prior to the expiration of the longest Survival Period applicable to such claim) deliver a Claims Notice to Parent.
(c)    A Person making a claim for indemnification pursuant to this Agreement shall be referred to as the “Indemnified Party” and the Person from whom indemnification is sought shall be referred to as the “Indemnifying Party” (which, if the claim is against the Company Shareholders pursuant to Section 7.2(a), shall be the Shareholders’ Representative).
(d)    No claim for indemnification pursuant to this Article VII shall be made after the expiration of the longest Survival Period applicable to such claim.
Section 7.5    Third Party Claims Procedures.
(a)    With respect to any Claims Notice relating to any claim or demand for which an Indemnifying Party may be liable hereunder which is asserted by a third party against an Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have fifteen (15) days from the date of receipt of such Claims Notice to notify the Indemnified Party in writing that the Indemnifying Party desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice.
(iii)    In the event that the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense within such fifteen-day period (A) the Indemnifying Party shall control the investigation, defense and settlement thereof (unless: (1) the claim for indemnification relates to or arises in connection with any criminal or quasi‑criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party; (2) the claim seeks an injunction against the Indemnified Party; (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim or the Indemnifying Party is also a party to such claim and the Indemnified Party has been advised by its counsel that joint representation would be inappropriate as a matter of professional responsibility of an attorney to multiple clients; (4) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such claim; (5) the Indemnified Party reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of Section 7.6); or (6) the claim for indemnification relates to a Straddle Period Tax Return) and (B) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed and, in any event, unless each of the following conditions are met: (1) the judgment or settlement provides solely for the payment of money for which the Indemnifying Party agrees to be fully liable (subject to the limitations on indemnification set forth in Section 7.6) and, the Indemnifying Party makes such payment or, if the Indemnifying Party is the Company Shareholders, provides for such payment to be made in full pursuant to a reduction of the Post-Closing Escrow Amount; (2) the Indemnified Party receives an unconditional release; (3) the judgment or settlement does not contain any adverse findings or stipulations of fact or findings or stipulations of violations of Law; and (4) in the case of Shareholder Taxes, the judgment or settlement will not affect the amount of Taxes for which Parent, Company, any Company Subsidiary, or any of their respective Affiliates are or will be liable for any period other than the period that is the subject of the judgment or settlement; provided, that, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control), the defense of such Third Party Claim (except that, in the event the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, the Indemnified Party shall participate in such defense and employ such separate co-counsel at the Indemnifying Party’s expense); provided further, that, in the case of any claim for indemnification relating to a Straddle Period Tax Return, (x) both Parent Indemnified Parties and the Shareholders’ Representative may participate in the Tax Proceeding, each at its own expense, (y) the Tax Proceeding (including any issues, such as choice of judicial forum, that must be decided jointly) shall be controlled by the Party that would bear the burden of the greater portion of the dollar amount of the potential adjustments in the Tax Proceeding and any corresponding adjustments that may reasonably be anticipated with respect to future Tax periods, and (z) the controlling Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Proceeding without the prior written consent of the other party (such consent not to be unreasonably conditioned, withheld, or delayed).
(iv)    In the event that the Indemnifying Party does not notify the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense within such fifteen-day period, or the Indemnifying Party does not otherwise timely assume or pursue the defense of the Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.
Section 7.6    Limitations on Indemnification.
(c)    In no event shall the aggregate indemnification obligations under either Section 7.2(a), on the one hand, or under Section 7.3(a), on the other hand, exceed the Post-Closing Escrow Amount. Parent acknowledges and agrees that under no circumstances shall the Company Shareholders or the Shareholders’ Representative have any personal Liability for any indemnification obligations, and Parent’s recourse shall be limited solely to the Post-Closing Escrow Account.
(d)    Notwithstanding anything in this Agreement to the contrary, no Company Shareholder shall be required to indemnify any Parent Indemnified Party in respect of any Losses subject to indemnification under Section

7.2(a), (i) unless and until the aggregate amount of all Losses subject to indemnification under Section 7.2(a) (other than Losses thereunder to which the Deductible does not apply in accordance with the last sentence of this Section) exceeds One Million Dollars ($1,000,000) (the “Deductible”), in which case the Company Shareholders shall be required to indemnify Parent Indemnified Parties only for such Losses in excess of the Deductible, and (ii) from and after the time that the Company Shareholders have made indemnification payments under Section 7.2(a) that in the aggregate are equal to the amounts then remaining in the Post-Closing Escrow Amount (as adjusted pursuant to Section 5.13 or reduced pursuant to Section 7.8). Notwithstanding anything herein to the contrary, the Deductible shall not apply to Losses to the extent such Losses arise from or relate to (i) fraud or intentional misrepresentation, (ii) a breach of the covenants and agreements contained in Article II or Article IX, (iii) a breach of a Fundamental Representation; or (iv) indemnification claims made pursuant to Section 7.2(a)(iii) (Shareholder Taxes) or Section 7.2(a)(iv) (failure to obtain certain consents prior to Closing).
(e)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the Liability of any party in respect of Losses arising out of any fraud or intentional misrepresentation on the part of such party, and the Company Shareholders shall have no liability whatsoever with respect to any Spin Off Taxes.
(f)    If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to this Article VII and such Indemnified Party (or an Affiliate thereof) subsequently recovers from a third party an amount which is related to that claim in respect of a Loss pursuant to this Article VII such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall ensure that such Affiliate shall) promptly repay to the Indemnifying Party or Parties an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by the Indemnifying Party to the Indemnified Party pursuant to this Article VII).
(g)    The amount of Losses otherwise recoverable under this Article VII shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto
Section 7.7    Escrow Amount Adjustments.
(a)    Parent and the Shareholders’ Representative shall meet from time to time to review Claims Notices submitted by Parent Indemnified Parties to the Shareholders’ Representative or by a Company Indemnified Party to Parent (“Escrow Amount Adjustment Meetings”) and, in any event, shall convene Escrow Amount Adjustment Meetings (i) as soon as reasonably practicable once the Losses that are the subject of such Claims Notices (including any Shareholder Taxes) aggregate at least One Million Dollars ($1,000,000), and each time such Losses since the most recent Escrow Amount Adjustment Meeting aggregate at least One Million Dollars ($1,000,000), and (ii) within thirty (30) days prior to the date that is 18 months after the Closing Date. The Escrow Amount Adjustment Meetings shall be held at the principal offices of Parent in Honolulu, Hawaii on dates and at times to be mutually agreed by Parent and the Shareholders’ Representative.
(b)    In the event that the Shareholders’ Representative disputes all or any portion of the amount of Losses subject to a Claims Notice (including any Shareholder Taxes), the Shareholders’ Representative shall deliver an objection notice (an “Objection Notice”) to Parent no later than five (5) Business Days prior to the upcoming Escrow Amount Adjustment Meeting; provided that the Claims Notice was delivered not less than thirty (30) days before the date of the meeting. Each Objection Notice shall describe in reasonable detail the basis for all objections to the claims made in the Objection Notice(s) to which it relates. Any amount claimed in the timely delivered Claims Notices that is not the subject of an Objection Notice shall be deemed accepted by the Shareholders’ Representative and such amount shall be deducted from the Post-Closing Escrow Amount.
(c)    If an Objection Notice is timely delivered, Parent and the Shareholders’ Representative shall use good faith efforts to resolve the dispute and/or agree upon the amount of such claim to be included in the Reserve Amount. If the dispute cannot be resolved within the thirty (30) days following the applicable Escrow Amount Adjustment Meeting, Parent and the Shareholders’ Representative shall submit the dispute to a single arbiter located in Honolulu, Hawaii (the “Escrow Arbiter”), selected in accordance with the commercial arbitration rules of Dispute Prevention and Resolution, Inc., whose determination shall be final and binding as an arbitral award. The Escrow Arbiter shall be instructed to render its decision in accordance with the terms of this Agreement and shall consider only those items or amounts that are the subject of disagreement between the Parties. The fees and expenses relating to such arbitration shall be allocated between the Company Shareholders, on the one hand (with such amounts being deducted from the Post-Closing Escrow Amount), and Parent, on the other hand, in inverse proportion to the resolution of the disagreements by the Escrow Arbiter such that the Party or Parties whose determination of the amount in question as first submitted to the Escrow Arbiter is closer to the Escrow Arbiter’s determination pays a smaller percentage of such fees and expenses. Once amounts subject to an Objection Notice are finally resolved, whether by mutual agreement or arbitration, any amounts payable to a Parent Indemnified Party shall be deducted from the Post-Closing Escrow Account and Parent and the Shareholders’ Representative shall use commercially reasonable efforts to cause the Escrow Agent to pay such amounts to Parent.
Section 7.8    Reduction of Post-Closing Escrow and Payment of Post-Closing Escrow Per Share Merger Consideration.
(d)    No later than five (5) Business Days following the date the Chevron-IPI Option and the Chevron-Senter Option expire unexercised or their exercise is waived, Parent and Shareholders’ Representative shall use their commercially reasonable efforts to cause the Escrow Agent to distribute to the Shareholders’ Representative from the Post-Closing Escrow Account an amount equal to the product of (i) Three Million Dollars ($3,000,000) multiplied by (ii) the Price Reduction Factor. The amount so distributed to the Shareholders’ Representative shall be promptly paid by the Shareholders’ Representative to Company Shareholders as Post-Closing Escrow Per Share Merger Consideration in accordance with Section 2.2(b)(iv).
(e)    No later than five (5) Business Days after either the closing of the sale of the assets covered by the Chevron Option Agreements or the closing of the sale of the assets covered by one of the Chevron Option Agreements and the waiver or expiration of the other, to the extent not covered by a Pre-Closing Price Adjustment, Parent and the Shareholders’ Representative shall cause the Escrow Agent to distribute from the Post-Closing Escrow Account, (i) to Parent an amount equal to the positive difference, if any, between the Allocated Value of such assets, minus the purchase price paid by Chevron for such assets, and (ii) to the Shareholders’ Representative, an amount equal to the positive difference, if any, between (A) an amount equal to the product of (x) Three Million Dollars ($3,000,000) multiplied by (y) the Price Reduction Factor, and (B) the amounts paid to Parent under the immediately preceding clause (i) above.
(f)    No later than five (5) Business Days following the later of (x) issuance of title policies (or date down endorsements to any existing title policy held by the Company or any Company Subsidiary) covering the owned Real Property and (y) obtaining the consents listed in Sections 3.3, 3.4(a) and 3.4(b) of the Company Disclosure Schedule (but excluding those set forth in Section 7.2(a)(iv) (Excepted Consents) of the Company Disclosure Schedule), Parent and the Shareholders’ Representative shall cause the Escrow Agent to distribute to the Shareholders’ Representative from the Post-Closing Escrow Account, an amount equal to the positive difference, if any, of (i) an amount equal to the product of (A) Seven Million Dollars ($7,000,000) multiplied by (B) the Price Reduction Factor, minus (ii) the sum of (A) any Reserve Amount for any indemnification claim made by Parent with respect to any alleged breach of the Company’s title representations in Section 3.12 and (B) any Reserve Amount for any indemnification claim made by Parent with under Section 7.2(a)(iv).
(g)    Notwithstanding anything herein to the contrary the distributions of funds from the Post-Closing Escrow Account contemplated by Sections 7.8(a), 7.8(b) or 7.8(c), shall be limited to the extent necessary so that the balance of funds in the Post-Closing Escrow Account shall at all times equal or exceed Ten Million Dollars ($10,000,000) plus the Reserve Amount as of the date of such distribution. No later than five (5) Business Days following the date that is eighteen (18) months after the Closing Date, Parent and Shareholders’ Representative shall cause the Escrow Agent to distribute to the Shareholders’ Representative from the Post-Closing Escrow Account an amount equal to the positive difference, if any, of: (i) the then existing balance of the Post-Closing Escrow Account minus (ii) the Reserve Amount. The amount so distributed to the Shareholders’ Representative shall be promptly paid by the Shareholders’ Representative to Company Shareholders as Post-Closing Escrow Per Share Merger Consideration in accordance with Section 2.2(b)(iv).
(h)    The “Reserve Amount” at any time shall include the sum of (i) all amounts subject to Claims Notices and Taxes (excluding any portion of the amount claimed that the Parties have been able to resolve and for which distributions have been made from the Post-Closing Escrow Account) and amounts payable pursuant to Article VIII for which a Claims Notice has been delivered and remains unresolved or the period for delivering an Objection Notice has not yet expired, (ii) Losses and Taxes and other amounts payable pursuant to Article VIII for which a Claims Notice or other notification has been provided but the amount of which has not become final as of such date, (iii) the Allocated Values of all assets and Contracts of the Companies subject to the Chevron-IPI Option, to the extent that the Chevron-IPI Option has not expired unexercised or been waived; and (iv) the Allocated Values of all assets and Contracts of the Companies subject to the Chevron-Senter Option, to the extent the Chevron-Senter Option has not expired unexercised or been waived.
(i)    Following the date that is eighteen (18) months after the Closing Date, Parent and the Shareholders’ Representative shall meet from time to time with respect to any Reserve Amounts and related claims, to which the procedures of Section 7.5 and Section 7.7 shall continue to apply until final resolution of such claims, with such Reserved Amounts deducted from the Post-Closing Escrow Account and paid to Parent or released for payment by the Shareholders’ Representative to the Company Shareholders as Post-Closing Escrow Per Share Merger Consideration in accordance with Section 2.2(b)(iv), as applicable.
Section 7.9    Exclusive Remedy. From and after the Effective Time, the rights of the Indemnified Parties to indemnification relating to this Agreement or the Merger or the Company’s business or assets shall be strictly limited to those contained in this Article VII and Article VIII, and such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or arising in connection herewith or arising in connection with the Company’s business or assets.
ARTICLE VIII

TAX MATTERS
Section 8.1    Tax Returns.
(n)    Preparation and Filing. Parent shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns of Company and each Company Subsidiary required to be filed after the Closing Date, including all Pre-Closing Tax Period Returns, Straddle Period Tax Returns, and Tax Returns with respect to Transfer Taxes. Any such Tax Returns shall be prepared on a basis consistent with past custom and practice except to the extent otherwise required by applicable Laws.
(o)    Tax Return Review. Reasonably in advance of filing any Tax Return to be filed pursuant to Section 8.1(a), but no later than thirty (30) days prior to the due date (taking into account any valid extensions thereof) (“Due Date”) for the filing of such Tax Returns that constitute Income Tax Returns, Parent shall submit, or cause to be submitted, a draft of such Tax Return to the Shareholders’ Representative for review, comment and approval (such approval not to be unreasonably withheld, delayed or conditioned), including, in the case of any Straddle Period Tax Return, calculations of the Taxes constituting Straddle Period Shareholder Taxes. Parent shall provide the Shareholders’ Representative copies of all backup and work papers in connection with such draft Tax Return as well as access to any books and records of the Company reasonably requested by the Shareholders’ Representative in connection with conducting the Shareholders’ Representative’s review of the draft Tax Return. The Shareholders’ Representative shall have twenty (20) days following the date of delivery of the draft Tax Return to notify Parent in writing of either (a) any objection to such draft Tax Return or (b) the Shareholders’ Representative’s approval of the draft Tax Return. If the Shareholders’ Representative fails to provide written notice to Parent within such twenty-day time period, the Shareholders’ Representative shall be conclusively treated as having approved of such Tax Return for all purposes hereunder. In the event the Shareholders’ Representative timely notifies Parent of any objection with respect to a draft Tax Return, Parent shall consider in good faith the Shareholders’ Representative’s comments to such draft Tax Return. Parent and the Shareholders’ Representative shall attempt in good faith to resolve all disputed items and amounts. If Parent and the Shareholders’ Representative are unable to resolve any disagreement within thirty (30) days of Parent’s receipt of the written notice of objection, the unresolved disputes shall be referred to the Arbiter for resolution; provided, however, that in the event that any disputed items cannot be resolved by the Due Date for filing the applicable Tax Return, the applicable Tax Return shall be filed by such Due Date reflecting Parent’s position with respect to such disputed items and shall, if necessary, be amended promptly after resolution of the dispute to reflect such resolution. The Parties shall promptly comply with all reasonable requests by the Arbiter for information, books, records and similar items. The fees and expenses of the Arbiter shall be paid (i) one-half by the Shareholders’ Representative (on behalf of the Company Shareholders) to the extent funds are available in the Shareholders’ Representative Expense Fund, and thereafter paid out of the Post-Closing Escrow Amount, on the one hand, and (ii) one-half by Parent, on the other hand.
(p)    Tax Payments. Parent shall timely pay or cause to be paid to the appropriate Taxing Authority an amount equal to the total Liability for Taxes shown to be due and payable on any Tax Return to be filed pursuant to Section 8.1(a). In connection with the filing of such Tax Returns, the Post-Closing Escrow Amount shall be reduced by, and Parent, Company, or a Company Subsidiary as appropriate, shall receive, an amount equal to the portion of such foregoing Taxes that constitute Shareholder Taxes.
(q)    Amendments to Tax Returns. Unless otherwise required by applicable Laws, Company Shareholders will not file or cause to be filed any amended Tax Returns for any Pre-Closing Tax Period, for any Straddle Period without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned, or delayed. Unless otherwise required by applicable Laws, Parent will not file or cause or allow to be filed any amended Tax Returns for Company or any Company Subsidiary for any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Shareholders’ Representative, which consent will not be unreasonably withheld, conditioned, or delayed.
r)    Company Shareholder Transfer Taxes. Company Shareholders shall, at the expense of Company Shareholders, prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes applicable to Company Shareholders.

Section 8.2    Cooperation. After the Closing, until expiration of the statutes of limitation applicable for all Pre-Closing Tax Periods and Straddle Periods, Company Shareholders, Parent, and Company shall (and Parent shall cause Company, each Company Subsidiary, and their Affiliates to) cooperate fully with each other, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns pursuant to Section 8.1 and any Tax Proceeding. Such cooperation shall include the retention and (upon the request of a Party) the provision of records and information in their possession that are reasonably relevant to any such Tax Return (including all information necessary or appropriate for purposes of preparing and filing any reports due under Section 6043 or Section 6043A of the Code) or Tax Proceeding, and making employees who are reasonably knowledgeable available on a reasonable, mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain all material books and records with respect to Tax matters pertinent to Company and each Company Subsidiary for any Pre-Closing Tax Period or Straddle Period until the later of (i) the expiration of the applicable statute of limitation for the particular taxable period, or (ii) seven (7) years following the due date for the applicable Tax Return, and shall abide by all record retention agreements entered into with any Taxing Authority with respect to Company and each Company Subsidiary. The Shareholders’ Representative shall, and shall cause his representatives to, keep any information obtained under this Section 8.2 confidential except (a) as may be reasonably necessary in connection with the conduct or defense of any Tax Proceeding, or (b) with Parent’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.
Section 8.3    Additional Agreements.
(e)    Tax Sharing Arrangements. Except with respect to the Grace Agreements, on the Closing Date, any Tax sharing agreement or other similar arrangement to which Company or any Company Subsidiary is a party shall be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date in respect of redetermination of Tax Liabilities or otherwise.
(f)    Refunds. Any refund of Taxes received by Parent, Company, or any Company Subsidiary (or any of their respective Affiliates), and any amounts credited against Taxes to which Parent, Company, or any Company Subsidiary (or any of their respective Affiliates) become entitled, after the Closing Date (whether pursuant to Section 8.1(d) or otherwise) shall be solely for the account of Parent (and neither the Company Shareholders nor any of their Affiliates at such time shall have any interest therein); provided, however, that any refund of, or credit against, Shareholder Taxes received within the Survival Period shall be offset against any then outstanding or subsequent Claim that Parent may have for reimbursement of any Shareholder Taxes, except to the extent that such refund or credit was taken into account directly or indirectly for purposes of determining the Final Aggregate Merger Consideration.
(g)    Further Actions. The Company Shareholders, Parent, Company and Company Subsidiaries (pursuant to direction of Parent) shall, upon request, use reasonable efforts to obtain any certificate or other document from any Taxing Authority or other Person as may be necessary to mitigate, reduce, or eliminate any Company Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(h)    Tax Treatment of Merger. Each Party hereby acknowledges and agrees that its understanding and intention is that the Merger will be treated as a taxable acquisition of the Company Common Stock by Parent for US federal income tax purposes in accordance with Section 338(d)(3) of the Code and Revenue Ruling 90-95. Each Party will report the Merger in accordance with the foregoing understanding and intention for all purposes except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
Section 8.4    Adjustment to Final Aggregate Merger Consideration. Any payment under Article VII, this Article VIII, or any other indemnification provisions of this Agreement, to the extent such payment can be properly so characterized under applicable Law, shall be treated by the Parties as an adjustment to the Final Aggregate Merger Consideration.
ARTICLE IX

TERMINATION
Section 9.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:
(c)    by mutual written consent of the Company and Parent;
(d)    by the Company or Parent, if the Merger shall not have been consummated within one hundred twenty (120) days after the Execution Date (the “Final Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;
(e)    by the Company or Parent, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the Merger;
(f)    by Parent, if at any time there shall have been a breach in any material respect of any of the covenants or agreements on the part of the Company set forth in this Agreement or a breach of any of the representations and warranties of the Company that would cause the conditions precedent set forth in Section 6.2(a) or Section 6.2(b), (treating such time of breach as if it were the Closing for purposes of applying this Section 9.1(d)) not to be satisfied, in each case which has not been cured (if curable) within the first to occur of (i) the Final Termination Date or (ii) thirty (30) days after receipt of written notice of such breach;
(g)    by the Company, if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement or a breach of any of the representations and warranties of Parent and Merger Sub that would cause the conditions precedent set forth in Section 6.3(a) or Section 6.3(b), (treating such time of breach as if it were the Closing for purposes of applying this Section 9.1(e)) not to be satisfied, in each case which has not been cured (if curable) within the first to occur of (i) the Final Termination Date or (ii) thirty (30) days after receipt of written notice of such breach;
(h)    by Parent, if the Company shall have materially breached any of the provisions of Section 5.2 and such breach has not been cured (if curable) within five (5) Business Days after receipt of written notice of such breach; and
(i)    by Parent, by providing written notice of termination in accordance with Section 5.8.
Section 9.2    Effect of Termination.
(i)    In the event of termination of this Agreement by the Parties pursuant to Section 9.1, this Agreement (other than Section 5.3(e), Section 10.1(c), Section 10.13, and this Section 9.2)) shall become void and of no effect with no Liability on the part of any party hereto (or any of its Affiliates or representatives), except as expressly provided in this Section 9.2.

(j)    In the event of termination of this Agreement by the Parties pursuant to Sections 9.1(a) (mutual consent) or by either Party pursuant to Section 9.1(b) (failure to close by the Final Termination Date) or Section 9.1(c) (government order), Parent, the Company and the Shareholders’ Representative shall cause the Escrow Agent to distribute the Deposit (and any interest or income earned thereon) to Parent, which monies shall become the sole property of Parent, and the Company and Shareholders’ Representative shall have no further rights with respect thereto, and each Party shall bear its own costs and expenses relating to this Agreement.
(k)    In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d) (Company breach), or by Parent pursuant to Section 9.1(g) (Supplemental Disclosure) or Section 9.1(f) (Company breach of non-solicitation provisions), then the Shareholders’ Representative, the Company and Parent shall cause the Escrow Agent to distribute the Deposit (together with any interest or income earned thereon) to Parent, and the Company shall pay Parent, as its sole and exclusive remedy, a fee equal to (a) $5.0 million, if such termination occurs prior to termination or expiration of the HSR Act waiting period, or (b) $7.5 million, if such termination occurs after the HSR Act waiting period is terminated or expires (in either case, the “Termination Fee”), and each party shall bear its own costs and expenses relating to this Agreement; provided, however, in the event of a dispute regarding the payment of the Termination Fee which is submitted to arbitration or a suit is filed to resolve the dispute, the prevailing party shall be entitled to payment of its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such proceeding or suit. Parent acknowledges and agrees that the remedies provided in this Section 9.2(c) shall be its sole and exclusive remedies with respect to the termination of this Agreement pursuant to the Sections referred to in the first sentence of this Section 9.2(c). For avoidance of doubt, Parent shall not be entitled to payment of the Termination Fee if (a) this Agreement is terminated for any reason other than those set forth in the first sentence of this Section 9.2(c), including without limitation termination resulting from (i) the failure of the applicable Governmental Authorities to terminate the HSR Waiting Period, or (ii) the Governmental Authorities issue an order enjoining the Merger, or (b) Parent does not terminate this Agreement pursuant to Sections 9.1(d) or 9.1(f) and obtains specific performance of this Agreement.
(l)    In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e), or if Parent fails to consummate the Merger in breach of its obligations under this Agreement, the Company shall be entitled, as its sole and exclusive remedy, to retain the Deposit (and any interest or income earned thereon) as liquidated damages and not as a penalty. In such event, Parent, the Company and the Shareholders’ Representative shall cause the Escrow Agent to distribute the Deposit (and any interest or income earned thereon) to the Company, which monies shall become the sole property of the Company, and Parent shall have no further rights with respect thereto. The Parties hereby acknowledge and agree that the actual damages to the Company and the Company Shareholders resulting from Parent’s failure to close or other breach of this Agreement would be extremely difficult and impractical to ascertain, and, therefore, each Party acknowledges and agrees the liquidated damages to be paid by Parent pursuant to this Section 9.2 constitute a reasonable estimate of actual damages to the Company and the Company Shareholders in such situation, and each Party shall accept same as liquidated damages which shall be deemed to have been suffered by the Company. Notwithstanding the foregoing, in the event that any dispute regarding the release of the Deposit is submitted to arbitration or a suit if filed to resolve the dispute, the prevailing party shall be entitled to payment of its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such proceeding or suit.

ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.1    Shareholders’ Representative.
(m)    Effective immediately prior to the Effective Time, and without any further action by the Company or any of the Company Shareholders, the Company hereby appoints Bill D. Mills, as the Shareholders’ Representative (the “Shareholders’ Representative”) for each of the Company Shareholders, as each of such shareholder’s agent, to act in each of such shareholder’s name, place and stead, as such shareholder’s attorney-in-fact, to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement with respect to such shareholders (including any amendments or waivers of this Agreement and such other documents and agreements), to make all elections or decisions contemplated by this Agreement and any other agreements contemplated by this Agreement including, the initiation or defense of claims for indemnification or other litigation or proceedings, to give and receive on behalf of such shareholders any and all notices from or to any such shareholder or shareholders hereunder and to engage such third parties (including the execution of agreements on behalf of such shareholders in connection therewith) as the Shareholders’ Representative determines to be appropriate and in the best interests of such shareholders, and does hereby give and grant unto the Shareholders’ Representative the power and authority to do and perform each such act and thing whatsoever, that such Company Shareholders may or are required to do pursuant to this Agreement and all other documents and agreements executed and delivered by such shareholders in connection with this Agreement, and to amend, modify or supplement any of the foregoing in each such shareholders’ name, place and stead, as if such shareholder had personally done such act, and Bill D. Mills, as Shareholders’ Representative, hereby accepts such appointment. Any proceeds received by the Shareholders’ Representative on behalf of the Company Shareholders from Parent the Surviving Entity or the Post-Closing Escrow Account on behalf of the Company Shareholders shall be turned over to such shareholders as promptly as practicable by the Shareholders’ Representative, in accordance with the terms and provisions of this Agreement and the Post-Closing Escrow Agreement. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Company Shareholder shall not terminate such appointment or the authority and agency of the Shareholders’ Representative. The power-of-attorney granted in this Section 10.1 is coupled with an interest and is irrevocable. Parent and the Surviving Entity may conclusively rely upon, without independent verification or investigation, all decisions made by the Shareholders’ Representative on behalf of the Company Shareholders.
(n)    The Shareholders’ Representative shall not be personally liable to any Company Shareholder for any act done or omitted under this Agreement in his capacity as Shareholders’ Representative. The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any person or any other evidence deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel selected by him. The Shareholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement unless he shall have received such advice or concurrence of such Company Shareholders as he deems appropriate or he shall have been expressly indemnified to his satisfaction by the Company Shareholders, severally according to their respective ownership percentages, against any and all Liabilities that the Shareholders’ Representative may incur by reason of taking or continuing to take any such action. Notwithstanding anything in this Article X to the contrary, neither the Shareholders’ Representative’s right to rely on advice of counsel or other Persons nor its right to seek advice and concurrence of Company Shareholders shall in any way eliminate or modify (i) any rights or remedies of Parent or Merger Sub under this Agreement or (ii) any obligations or liabilities of the Shareholders’ Representative to Parent or Merger Sub under this Agreement.

(o)    By approving this Agreement, the Company Shareholders hereby agree to indemnify the Shareholders’ Representative (in his capacity as such) and his agents and other representatives ratably according to their respective ownership percentages, and to hold the Shareholders’ Representative (in his capacity as such) and his agents and other representatives harmless from, any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Shareholders’ Representative and his agents and other representatives in such capacity in any way relating to or arising out of his action or failures to take action pursuant to this Agreement or any related document or agreement or in connection herewith or therewith in such capacity. The agreements in this Section 10.1 shall survive termination of this Agreement.
(p)    Bill D. Mills shall be the initial Shareholders’ Representative and shall serve as the Shareholders’ Representative until his resignation or he is otherwise unable to continue to serve. Upon the resignation of Bill D. Mills or if he is not able to continue to serve for any reason, Walter A. Dods, Jr. shall serve as the Shareholders’ Representative until his resignation or he is otherwise unable to continue to serve. Thereafter, Company Shareholders representing a majority of the aggregate ownership percentages of all Company Common Stock immediately prior to the Effective Time shall select a new Shareholders’ Representative by written consent signed by such majority. Each time a new Shareholders’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing.
(q)    The Shareholders’ Representative shall hold and administer the Shareholders’ Representative Expense Fund. The Shareholders’ Representative from time to time may withdraw monies from the Shareholders’ Representative Expense Fund to pay the costs and expenses incurred by the Shareholders’ Representative in performing his duties as Shareholders’ Representative hereunder, provided, that in no event shall the Shareholders’ Representative be entitled to receive any payment from the Shareholders’ Representative Expense Fund as compensation for the performance of his duties hereunder. Upon release to Parent or the Company Shareholders of any and all remaining portions of the Post-Closing Escrow Amount to which they then may be entitled, the Shareholders’ Representative may elect either (i) to disburse the then-remaining balance of the Shareholders’ Representative Expense Fund, if any (the “Shareholders’ Representative Expense Fund Residual”), to the Company Shareholders in accordance with their respective ownership of Company Common Stock immediately prior to the Effective Time, or (ii) to hold such then-remaining balance in an account, for the benefit of the Company Shareholders, and apply the same to the costs and expenses incurred by the Shareholders’ Representative in performing his duties as Shareholders’ Representative hereunder.
Section 10.2    Amendment; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Parent and the Company prior to the Effective Time or executed by Parent and the Shareholders’ Representative following the Effective Time. Any waiver of rights hereunder must be set forth in writing. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
Section 10.3    Entire Agreement. This Agreement (including the Company Disclosure Schedule and Exhibits), the Voting Agreements and Irrevocable Proxies, the Confidentiality Agreement, the Deposit Escrow Agreement and the Post-Closing Escrow Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof.

Section 10.4    Definitions and Interpretation. For purposes of this Agreement, the terms set forth in the Glossary shall have the meanings specified in the Glossary. In this Agreement, unless otherwise expressly specified, the following rules of interpretation apply:
(d)    references to Articles, Sections, Company Disclosure Schedules, Exhibits, and the Glossary are references to articles, sections or sub-sections, schedules, and exhibits of, and the Glossary attached to, this Agreement;
(e)    the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;
(f)    words importing the singular include the plural and vice versa;
(g)    whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;
(h)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(i)    the words “date hereof” and words of similar import refer to the Execution Date;
(j)    references to “$” or “dollars” refer to U.S. dollars;
(k)    nothing in any representation, warranty, covenant or condition in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation, warranty, covenant or condition set forth in this Agreement, and each representation, warranty, covenant and condition in this Agreement shall be given full, separate and independent effect; and
(l)    time is of the essence in the performance of this Agreement.
Section 10.5    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 10.6    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Parent or Merger Sub:
Par Petroleum Corporation
800 Gessner Road, Suite 875
Houston, Texas, 77024
Facsimile:    832-565-1237
Attention:    Will Monteleone and        Peter Coxon

And to:
Facsimile:    832-565-1207
Attention:    Brice Tarzwell
With copies to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: J. Matthew Vaughn
Facsimile:    713-226-6287
If to the Company:
Koko’oha Investments, Inc.
1100 Alakea Street, 8th Floor
Honolulu, Hawaii 96813
Facsimile: (808) 697-2715
Attention: Jim R. Yates
With a copy to:

Schneider Tanaka Radovich Andrew & Tanaka, LLLC
1100 Alakea Street, Suite 2100
Honolulu, Hawaii 96813
Facsimile: (808) 792-3920
Attention: Tod Z. Tanaka
If to the Shareholders’ Representative:
Bill D. Mills
1100 Alakea Street, Suite 2200
Honolulu, Hawaii 96813
Facsimile: (808) 534-1004
With a copy to:

Schneider Tanaka Radovich Andrew & Tanaka, LLLC
1100 Alakea Street, Suite 2100
Honolulu, Hawaii 96813
Facsimile: (808) 792-3920
Attention: Tod Z. Tanaka
All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent, provided, that receipt is personally confirmed by telephone or (c) if by a recognized next day courier service, on the first Business Day following the date of dispatch. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by applicable Law to be in a language other than English.
Section 10.7    Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. From and after the Effective Time, each D&O Indemnified Party shall be an express third party beneficiary of Section 5.7 and each Parent Indemnified Party and Company Indemnified Party shall be an express third party beneficiary of Article VII; provided, however, that all rights and remedies of the Company Indemnified Parties shall be asserted only by and through the Shareholders’ Representative. Except as set forth in the foregoing sentence, nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the Parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, however, that without such prior consent, Parent shall have the right to assign all or any part of its right, title, interest or obligations hereunder to any wholly owned Subsidiary of Parent, provided that Parent remains liable for its obligations hereunder notwithstanding a permitted assignment.
Section 10.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart.
Section 10.9    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF HAWAII.
Section 10.10    Consent to Jurisdiction. Each Party, by its execution hereof, hereby:
(a)    irrevocably submits to the exclusive jurisdiction of a court of competent authority in the State of Hawaii or any United States federal court located in the State of Hawaii, for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof;
(b)    waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and
(c)    agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.
Section 10.11    Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States federal court located in the State of Hawaii or in Hawaii state court, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12    Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule shall be organized to correspond to the applicable sections and subsections of Article III, provided, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to be disclosed in such other sections of the Company Disclosure Schedule where the relevance of such information is reasonably apparent from the face of such disclosure, notwithstanding the omission of a reference or cross-reference thereto.
Section 10.13    Fees and Expenses. Except as otherwise expressly provided in this Agreement, Parent, on the one hand, and the Company, on the other hand, shall each bear their own direct and indirect fees and expenses in connection with the investigation, negotiation and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including all direct and indirect expenses, financial advisory, legal and accounting fees.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.
PARENT:
PAR PETROLEUM CORPORATION
By: /s/ Peter Coxon
Name: Peter Coxon
Title: Chief Operating Officer

MERGER SUB:
BOGEY, INC.
By: /s/ Peter Coxon
Name: Peter Coxon
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

COMPANY:
KOKO’OHA INVESTMENTS, INC.
By: /s/ Jim R. Yates
Name: Jim R. Yates
Title: President
SHAREHOLDERS’ REPRESENTATIVE:
/s/ Bill D. Mills
BILL D. MILLS

[Signature Page to Agreement and Plan of Merger]

GLOSSARY

As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.2.
“Adjusted Long-Term Liabilities” shall mean the long-term liabilities of the Companies determined on a consolidated basis in accordance with GAAP and the Company’s past practices (to the extent not inconsistent with GAAP), consistently applied, as of the Measurement Time; provided, however, that Adjusted Long-Term Liabilities shall not include (1) deferred Taxes (other than amounts properly accrued for Taxes due and payable with the Tax Returns for the periods prior to the Closing Date or the pre-Closing portion for any Straddle Period), or (2) asset retirement obligations.
“Adjustment Payment” has the meaning set forth in Section 2.10(f).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, as trustee or executor, by contract or any other means; and the terms “controlling” and “controlled” have meanings correlative to the foregoing
“Affiliate Arrangement” has the meaning set forth in Section 3.14.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocated Value” has the meaning set forth in Schedule 5.13 to this Agreement.
“ALTL Challenged Amount” has the meaning set forth in Section 2.5(e).
“ALTL Protest Letter” has the meaning set forth in Section 2.5(e).
“Annual Financial Statements” has the meaning set forth in Section 3.6(a).
“Antitrust Laws” has the meaning set forth in Section 5.4(b).
“Applicable Rate” has the meaning set forth in Section 2.10(j).
“Arbiter” has the meaning set forth in Section 2.5(f).
“Articles of Merger” has the meaning set forth in Section 1.3.
“Bankruptcy Exceptions” has the meaning set forth in Section 3.2(a).
“Benefit Plan” has the meaning set forth in Section 3.16(a).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas or Honolulu, Hawaii are authorized or required by Law to close.
“Canceled Shares” has the meaning set forth in Section 2.2(a).
“Chevron-IPI Marketer Agreement” means that certain “Branded Motor Fuel Marketer Agreement dated February 4, 2014, by and between Island Petroleum Inc. as “Marketer” and Chevron Products Company, a division of Chevron U.S.A. Inc., as “Supplier”, as amended from time to time.

“Chevron-IPI Option” means the rights of “Supplier” under Section 12 (Sale of Marketer’s Business) of the Chevron-IPI Marketer Agreement.
“Chevron Option Agreements” means the Chevron-IPI Option and the Chevron-Senter Option.
“Chevron-Senter Marketer Agreement” means that certain “Branded Motor Fuel Marketer Agreement dated September 23, 2013, by and between Senter Petroleum Inc. as “Marketer” and Chevron Products Company, a division of Chevron U.S.A. Inc., as “Supplier”, as amended from time to time.
“Chevron-Senter Option” means the rights of “Supplier” under Section 12 of the Chevron-Senter Marketer Agreement.
“Claim” has the meaning set forth in Section 3.10.
“Claims Notice” has the meaning sets forth in Section 7.4(a)(i).
“Cleanup” means all actions to: (A) cleanup, remove, treat, monitor, assess, contain or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; (D) respond to any government requests for information or documents regarding any Hazardous Materials; or (E) otherwise address or respond to a Release of Hazardous Materials.
“Closing” has the meaning set forth in Section 1.2.
“Closing Aggregate Merger Consideration” has the meaning set forth in Section 2.1(b).
“Closing Breach Threshold” has the meaning set forth in Section 6.2(a).
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Per Share Merger Consideration” has the meaning set forth in Section 2.2(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor Law.
“Companies” means the Company and Mid Pac and the other Company Subsidiaries.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Common Stock” has the meaning set forth in the recitals.
“Company Disclosure Schedule” has the meaning set forth in Article III.
“Company Employees” has the meaning set forth in Section 5.11(a).
“Company Indemnified Parties” has the meaning set forth in Section 7.3(a).
“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.
“Company Material Adverse Effect” ” shall mean any change, circumstance, occurrence, state of facts, development, event or effect that, (i) individually or in the aggregate, has or could be reasonably expected to have, a materially adverse effect upon the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations or capitalization of the Company and the Company Subsidiaries, taken as a whole, (ii) materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or (iii) has, or could be reasonably expected to have, a materially adverse effect on the Company and the Company Subsidiaries ability to operate their respective businesses immediately after the Closing in the manner operated before the Closing in compliance with this Agreement; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred: (1) any adverse change, event, development or effect arising from or related to (A) general economic conditions in Hawaii or factors generally affecting the industries in Hawaii in which the Company or any of the Company Subsidiaries conduct business; (B) change in Law or GAAP or industry standard or the interpretation thereof applicable to the Company or any of the Company Subsidiaries; (C) national or international hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular officers or upon any military installation, equipment or personnel of the United States, (D) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (E) pandemics, earthquakes, hurricanes, tornadoes, floods, inclement weather, tsunamis, volcanic eruption or other natural disasters; provided, further, that with respect to clause (1) of this definition, any such adverse change, event, development or effect shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it disproportionately impacts the Company and the Company Subsidiaries compared to other companies in the State of Hawaii in the industries in which the Company or any of the Company Subsidiaries operate; (2) any action or non-action taken by the Company or any of the Company Subsidiaries as required by this Agreement or the Transaction Documents or at the written request or with the written consent or agreement of Parent; (3) any resignation of employment by any employee of the Company or Company Subsidiary as a result of the pendency of the transactions contemplated by this Agreement, including, without limitation any resignation resulting from any employment offer or package offered to such employee by or at the direction of Parent; (4) any changes in the Hawaii gasoline market caused by any of the competitors of the Company and its Subsidiaries; (5) any adverse change, event, development or effect arising from or related to the execution, performance or public announcement of this Agreement, the Transaction Documents or the transactions contemplated thereby, or (6) the failure of the Company and the Company Subsidiaries to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues, or business plans.
“Company Monthly Financial Statements” has the meaning set forth in Section 5.15.
“Company Shareholder Approval” has the meaning set forth in Section 3.2(b).
“Company Shareholders” has the meaning set forth in Section 2.2.
“Company Subsidiary” means any Subsidiary of the Company.
“Company Taxes” means any Taxes imposed on Company and/or any Company Subsidiary, or for which Company and/or any Company Subsidiary may otherwise be liable or obligated, including pursuant to the Grace Agreements.
“Competitor Information” has the meaning set forth in Section 5.3(a).
“Competitor Information Disclosure Schedule Supplement” has the meaning set forth in Section 5.3(d).
“Confidentiality Agreement” has the meaning set forth in Section 5.3(e).
“Contract” means any written or oral contract, agreement, lease, license, purchase order, indenture, note, bond, loan, instrument or commitment to which the Company or a Company Subsidiary is a party.
“Current Assets” means the current assets of the Companies, on a consolidated basis, determined in accordance with GAAP and the Company’s past practices (to the extent not inconsistent with GAAP), consistently applied, as of the Measurement Time including, without duplication: (i) accounts receivable net of reserves for uncollectible accounts, (ii) deposits (regardless of classification) and (iii) assets accounted for as other current assets of the Companies, in each case net of any reserves related thereto, but excluding (A) book values for Product Inventory and Merchandise Inventory to the extent such assets are measured and valued pursuant to Section 2.6, and (B) accounts and notes receivable from Affiliates of the Company (except to the extent that such accounts or notes are paid in full at or within ten (10) Business Days after the Closing). For the avoidance of doubt, Current Assets shall include current assets generated by the operation of the Companies prior to the Measurement Time, including credit card receipts, fuel card receipts and fleet sales, in each case net of reserves for uncollectible accounts. Despite anything in this Agreement or GAAP to the contrary, Current Assets shall not include (i) the Deposit or any interest or income earned thereon, (ii) the carrying value of parts and supplies, (iii) amounts receivable or received from insurance companies with respect to insurance Claims by any of the Companies for loss of, or damage to, property which occurred after the Execution Date, (iv) restricted cash and restricted cash equivalents, (v) cash or cash equivalents held under escrow arrangements (other than deposits made by the Companies in connection with a purchase of current assets by the Company), (vi) cash in an amount equal to any contractual “hold back” or deferred payment obligations to third parties with respect to which the third-party’s right to receive such “hold back” or deferred payment has not been fully and finally determined, (vii) notes receivable or accounts receivable due from any Person that is a Company Shareholder or an officer, director or employee of the Company or any Company Subsidiary, except to the extent that such notes or accounts are paid in full at or within five (5) Business Days after the Closing; or (viii) any amounts with respect to unpaid or disputed claims for indemnification due from third parties.
“Current Liabilities” means the current liabilities of the Companies, on a consolidated basis, determined in accordance with GAAP and the Company’s past practices (to the extent not inconsistent with GAAP), consistently applied, as of the Measurement Time, including, without duplication: (i) accounts payable and (ii) liabilities accounted for as other current liabilities of the Companies. For the avoidance of doubt, Current Liabilities shall include all current liabilities generated by the operations of the Companies prior to the Measurement Time. Despite anything in this Agreement or GAAP to the contrary, Current Liabilities shall be deemed to include all liabilities and obligations of the Company or any Company Subsidiary arising out of or in connection with the Merger (whether arising before or after the Effective Time or before or after the Measurement Time) for the payment to their respective current or former officers, directors, employees or consultants of (i) change of control payments, (ii) extraordinary bonuses, benefits or other payments, or (iii) increased or accelerated severance or termination payments or benefits.
“D&O Indemnified Parties” has the meaning set forth in Section 5.7.
“DCCA” has the meaning set forth in Section 1.3.
“Deductible” has the meaning set forth in Section 7.6(b).
“Deposit” has the meaning set forth in Section 5.14(a).
“Deposit Escrow Account” has the meaning set forth in Section 5.14(a).
“Deposit Escrow Agreement” has the meaning set forth in Section 5.14(a).
“Deposit Per Share Merger Consideration” has the meaning set forth in Section 2.2(b)(ii).
“Dissenting Shares” has the meaning set forth in Section 2.9(a).
“Distribution Value” has the meaning set forth in Schedule 5.13.
“Due Date” has the meaning set forth in Section 8.1(b).
“Due Diligence Materials” has the meaning set forth in Section 5.3(a).
“Due Diligence Period” has the meaning set forth in Section 5.3(a).
“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or written notice by any Person alleging Liability (including Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (A) the presence, Release of, or exposure to any Hazardous Materials; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any other matters for which Liability is imposed under, Environmental Laws.
“Environmental Laws” means all federal, state, local, foreign and common Laws relating to or imposing Liability or standards of conduct concerning pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials, including Laws relating to: (A) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (B) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, Release, transport or handling of Hazardous Materials; (C) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; (D) endangered or threatened species of fish, wildlife and plants or the management or use of natural resources; (E) emissions of greenhouse gases; or (F) regulation of mining, and blasting associated with mining, dams and impoundments.
“ERISA” has the meaning set forth in Section 3.16(a).
“ERISA Affiliate” has the meaning set forth in Section 3.16(a).
“Escrow Agent” has the meaning set forth in Section 2.1(c).
“Escrow Amount Adjustment Meetings” has the meaning set forth in Section 7.7(a).
“Escrow Arbiter” has the meaning set forth in Section 7.7(c).
“Estimated Adjusted Long-Term Liabilities” has the meaning set forth in Section 2.5(b).
“Estimated Merchandise Inventory Value” has the meaning set forth in Section 2.6(b)(ii).
“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).
“Estimated Product Inventory Value” has the meaning set forth in Section 2.6(a)(ii).
“Excess Recovery” has the meaning set forth in Section 7.6(c).
“Execution Date” has the meaning set forth in the first paragraph of this Agreement.
“Final Adjusted Long-Term Liabilities” has the meaning set forth in Section 2.5(c).
“Final Adjusted Long-Term Liabilities Statement” has the meaning set forth in Section 2.5(c).
“Final Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).
“Final Inventory Value” has the meaning set forth in Section 2.6(c)(i).
“Final Merger Consideration Statement” has the meaning set forth in Section 2.10(a).
“Final Net Working Capital” has the meaning set forth in Section 2.5(c).
“Final Termination Date” has the meaning set forth in Section 9.1(b).
“Financial Statements” has the meaning set forth in Section 3.6(a).

“First Escrow Release” has the meaning set forth in Section 2.10(g).
“Fundamental Representations” has the meaning set forth in Section 7.1(a)(ii).
“GAAP” has the meaning set forth in Section 3.6(b).
“Governmental Approval” has the meaning set forth in Section 3.4(a).
“Governmental Authority” has the meaning set forth in Section 3.4(a).
“GPCH” means GPC Holdings, Inc., a Hawaii corporation and successor to Grace Pacific Corporation, a Hawaii corporation, for US federal income tax purposes.
“Grace Agreements” means (a) that certain Separation Agreement dated as of September 30, 2013 among GPCH, Grace Pacific LLC, a Hawaii limited liability company, the Company, and Mid Pac Petroleum, LLC, a Delaware limited liability company, and (b) that certain Tax Matters Agreement dated as of September 30, 2013 among GPCH, Grace Pacific LLC, a Hawaii limited liability company, the Company, and Mid Pac Petroleum, LLC, a Delaware limited liability company, Alexander & Baldwin, Inc., a Hawaii corporation, and David C. Hulihee.
“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any federal, state, local, foreign or common Laws relating to pollution, waste or the environment or (B) can form the basis of any Liability under any federal, state, local, foreign or common Laws relating to pollution, waste or the environment.
“HBCA” has the meaning set forth in Section 1.1.
“HSR Act” has the meaning set forth in Section 3.4(a).
“HSR Clearance Deposit” has the meaning set forth in Section 5.14(a).
“HSR Waiting Period” has the meaning set forth in Section 3.13(a).
“Income Tax” or “Income Taxes” means any Tax or Taxes imposed on or measured in whole or in part by income.
“Income Tax Returns” means all Tax Returns filed with respect to Income Taxes.
“Indebtedness” means, with respect to any Person, as of any specified time, (A) all obligations of such Person for borrowed money to the extent required to be reflected as a Liability on a balance sheet prepared in accordance with GAAP, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a Liability on a balance sheet prepared in accordance with GAAP, (C) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (D) all obligations of such Person to pay the deferred purchase price of property or services and all deferred purchase price Liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), other than those trade payables incurred in the ordinary course of business, (E) all Liabilities of such Person arising from cash/book overdrafts, (F) all deferred rent obligations of such Person, (G) all Liabilities of such Person under capitalized leases or leases that in accordance with GAAP are or will be required to be capitalized, (H) all Liabilities of such Person under conditional sale or other title retention agreements, (I) all Liabilities of such Person arising out of interest rate, currency or other hedge agreements or other hedging arrangements, and (J) all obligations of such Person guaranteeing any obligations of any other Person (in the case of the Company, other than a Company Subsidiary) of the type described in the foregoing clauses (A) through (I).

“Indemnified Party” has the meaning set forth in Section 7.4(b).
“Indemnifying Party” has the meaning set forth in Section 7.4(b).
“Initial Deposit” has the meaning set forth in Section 5.14(a).
“Insured Pre-Closing Loss” has the meaning set forth in Section 5.13(a).
“Intellectual Property” means all United States and non-U.S.: (i) trademarks, service marks, trade dress, trade, corporate or business names, or any other proprietary rights to any other names, slogans or logos used to identify and distinguish the source or origin of goods or services, any and all common law rights in any of the foregoing, and registrations and applications for registration of any of the foregoing, and all reissues, extensions and renewals of any of the foregoing; (ii) copyrights and copyrightable works, whether or not registered, and registrations and applications for registration thereof; (iii) patents, patent applications, invention disclosures, provisional patent applications (including any and all divisions, continuations, continuations-in-part, divisionals, re-examinations, extensions and reissues of any of the foregoing); (iv) trade secrets, customer lists and other confidential or proprietary information; (v) rights in computer programs (whether in source code, object code or other form), algorithms, compilations and data, technology supporting the foregoing and all documentation relating to the foregoing; (vi) Internet domain names; and (vii) all rights to sue for past, present and future infringement, misappropriation, or other violation of any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“Inventory Challenged Amount” has the meaning set forth in Section 2.6(c)(i).
“Inventory Protest Letter” has the meaning set forth in Section 2.6(c)(i).
“Inventory Statement” has the meaning set forth in Section 2.6(c)(i).
“Irrevocable Proxy” has the meaning set forth in the recitals.
“Knowledge” or any similar phrase means (a) with respect to the Company as of the date hereof, the actual knowledge after reasonable investigation of Jim R. Yates, K. Sayle Hirashima and E. Robert Kern, and (b) with respect to Parent, the actual knowledge after reasonable investigation of its executive officers.
“Laws” has the meaning set forth in Section 3.3.
“Lease” has the meaning set forth in Section 3.12(a).
“Leased Real Property” has the meaning set forth in Section 3.12(a).
“Liabilities” means, with respect to any Person, as of any given time, any and all Indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including product exchange commitments and obligations.
“License Agreements” has the meaning set forth in Section 3.18(b).
“Liens” has the meaning set forth in Section 3.3.
“Loss” or “Losses” means, with respect to any Indemnified Party, any and all losses, Liabilities, claims, obligations, costs and expenses (including reasonable attorneys’ fees and disbursements, interest and penalties), judgments, fines, settlement payments, awards or damages of any kind; provided, however, that Losses shall not include any speculative, exemplary or punitive damages, except to the extent any such speculative, exemplary or punitive damages are included in any Third Party Claim against a Parent Indemnified Party for which such Parent Indemnified

Party is entitled to indemnification under this Agreement and; provided, further, that solely for purposes of Section 7.2(d), the terms “Loss” or “Losses” shall have the meaning set forth therein.
“Material Contract” has the meaning set forth in Section 3.13(a).
“Measurement Time” means 12:01 a.m. Hawaii Standard Time on the Closing Date.
“Merchandise Inventory” means all merchandise (excluding any Product Inventory) owned by the Companies as of the Measurement Time and acquired for resale or use in the Retail Assets, whether in transit or located elsewhere, whether in the possession of the Companies or any other Person. Merchandise Inventory includes all food products, ingredients and miscellaneous items that are intended to undergo further processing, packaging or preparation prior to their sale to customers at the retail sites of the Retail Assets or that are provided to customers at the Retail Assets at no additional charge, including soft drink syrups, coffee, hot chocolate, condiments, cups, lids, straws and napkins.
“Merchandise Inventory Value” means an aggregate dollar amount for all constituent items of Merchandise Inventory valued at the cost of such Merchandise Inventory as of the Measurement Time as reflected on the financial books and records of the Company and in accordance with GAAP as consistently applied during the twelve month period prior to the Closing Date.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.
“Mid Pac” has the meaning set forth in the recitals.
“Net Working Capital” means the sum of (a) the Current Assets, minus (b) the Current Liabilities plus (without duplication) (c) any capital expenditures made by the Companies after the Execution Date to the extent such capital expenditures are permitted to be made without Parent Consent pursuant to Section 5.1(b)(ix) and plus any capital expenditures made after the Execution Date that are consented to in writing by Parent.
“Net Working Capital Statement” has the meaning set forth in Section 2.5(c).
“NWC Challenged Amount” has the meaning set forth in Section 2.5(d).
“NWC Protest Letter” has the meaning set forth in Section 2.5(d).
“Objection Notice” has the meaning set forth in Section 7.7(b).
“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its articles of organization or certificate of formation, and limited liability company or operating agreement; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Owned Real Property” has the meaning set forth in Section 3.12(a).
“Parent” has the meaning set forth in the first paragraph of this Agreement.
“Parent Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Parent Material Adverse Effect” shall mean any change, circumstance, occurrence, state of facts, development, event or effect that, (i) individually or in the aggregate, is or is reasonably likely to be materially adverse upon the business, assets (whether tangible or intangible), properties, financial condition, operations or capitalization of Parent and its Subsidiaries, taken as a whole, (ii) materially impairs the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the Merger, or (iii) has, or could be reasonably expected to have, a materially adverse effect on Parent’s or any of its Subsidiaries’ ability to operate their respective businesses immediately after the Closing in the manner operated before the Closing in compliance with this Agreement; provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect or otherwise be taken into account in determining whether a Parent Material Adverse Effect has occurred: (A) any change that is the result of general economic conditions or factors generally affecting the industries in which Parent or any of its Subsidiaries conduct business; (B) any change in Law or GAAP or the interpretation thereof applicable to Parent or any of its Subsidiaries; (C) any change that is the result of the announcement or pendency of the Merger and the other transactions contemplated hereby; and (D) any change that results from any action taken by Parent or any of its Subsidiaries pursuant to this Agreement or at the written request or with the written consent of the Company or the Shareholders’ Representative.
“Party” and “Parties” has the meaning set forth in the first paragraph of this Agreement.
“Permits” has the meaning set forth in Section 3.9(b).
“Permitted Liens” means, collectively: (i) Liens (A) for Taxes or governmental assessments not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and described in the Company Disclosure Schedule or may thereafter be paid without penalty and for which an adequate reserve has been established on the books of the Company or the applicable Company Subsidiary; (ii) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier Liens, or other similar Liens arising and continuing in the ordinary course of business or by operation of Law for obligations which are not delinquent or which are being contested in good faith by appropriate legal proceedings and described in the Company Disclosure Schedule; (iii) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the Real Property which, individually or in the aggregate, do not (and will not immediately after the Effective Time) materially impair the current use or the current value of the Real Property to which they relate, (iv) Liens disclosed in currently effective title insurance policies issued to the Company or Company Subsidiaries and provided to Parent; (v) Liens disclosed or reflected in the Financial Statements provided to Parent; (vi) Liens consisting of zoning or other land use or environmental Laws and ordinances of any Governmental Authority, in each case that do not materially detract from the value or marketability of the property affected or interfere with, impede or impair the business as currently conducted by the Company and the Company Subsidiaries, and (vii) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations incurred in the ordinary course of business that do not materially interfere with, impair or impede the business as currently conducted by the Company or the Company Subsidiaries.
“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Post-Closing Escrow Account” has the meaning set forth in Section 2.1(c).
“Post-Closing Escrow Agreement” has the meaning set forth in Section 2.1(c).
“Post-Closing Escrow Amount” has the meaning set forth in Section 2.1(c).
“Post-Closing Escrow Per Share Merger Consideration” has the meaning set forth in Section 2.2(b)(iv).
“Pre-Closing Adjustment Event” has the meaning set forth in Section 5.13.
“Pre-Closing Price Adjustment” has the meaning set forth in Section 5.13(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Pre-Closing Tax Period Returns” means all Tax Returns of Company and any Company Subsidiary for all Pre-Closing Tax Periods, including the consolidated United States federal income Tax Return of any affiliated group (within the meaning of Code Section 1504) of which Company is the common parent and any similar state, local, or foreign Tax Returns.
“Price Reduction Factor” means a decimal calculated as: 1 minus the quotient of (A) the sum of all Pre-Closing Price Adjustments divided by (B) One Hundred and Seven Million Dollars ($107,000,000).
“Principal Shareholders” has the meaning set forth in the recitals.
“Product Inventory” means all refined hydrocarbon products owned by the Companies as of the Measurement Time (including gasoline, jet fuel, fuel oil, diesel, naptha and ethanol) wherever located (including at terminals, Retail Assets and held under consignment arrangement at third-party owned retail locations), whether in transit by pipeline, rail car, vehicle or vessel or located elsewhere, whether in the possession of the Companies or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances.
“Product Inventory Value” means an aggregate dollar amount for all constituent items of Product Inventory valued at the cost of such Product Inventory as of the Measurement Time as reflected on the financial books and records of the Company and in accordance with GAAP as consistently applied during the twelve month period prior to the Closing Date..
“Pro Rata Portion” has the meaning set forth in Section 7.8(a).
“Real Property” has the meaning set forth in Section 3.12(a).
“Refund Conditions” has the meaning set forth in Section 5.14.
“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Representatives” has the meaning set forth in Section 5.2.
“Reserved Amount” has the meaning set forth in Section 7.8(e).
“Residual Expense Fund Per Share Merger Consideration” has the meaning set forth in Section 2.2(b)(v).
“Retail Assets” means the retail assets owned by any of the Companies located in the State of Hawaii at which fuel products and merchandise are marketed and sold to retail customers, and related assets.
“Shareholder Taxes” means all (a) Company Taxes with respect to any Pre-Closing Tax Period, including any Taxes payable by Company or any Company Subsidiary as a result of any acquisition, disposition or similar transaction occurring on or prior to the Closing Date, (b) Straddle Period Shareholder Taxes, (c) Transfer Taxes, including any Transfer Taxes imposed on Company or any Company Subsidiary as a result of the Merger, and (d) Income Taxes imposed on any Company Shareholder in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the term “Shareholder Taxes” shall not include (i) any Taxes that are taken into account for purposes of determining the Final Aggregate Merger Consideration, (ii) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign Laws as a result of the Merger, and (iii) any Spin Off Taxes and; provided, further, that, for the avoidance of doubt, the Parties hereby acknowledge and agree that all obligations of the Company or any Company Subsidiary arising under the Grace

Agreement with respect to Taxes other than Spin Off Taxes shall constitute amounts described under the foregoing clause “(a).”
“Shareholders’ Representative” has the meaning set forth in Section 10.1(a).
“Shareholders’ Representative Expense Fund” has the meaning set forth in Section 2.1(d).
“Shareholders’ Representative Expense Fund Residual” has the meaning set forth in Section 10.1(e).
“Special Meeting” has the meaning set forth in Section 5.10(a)(i).
“Spin Off Taxes” means all Taxes referenced in clause “(i)” of the definition of “Separation Taxes” set forth in the Tax Matters Agreement identified herein in clause “(b)” of the definition of “Grace Agreements.”
“Statement of Objection” has the meaning set forth in Section 2.10(b).
“Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.
“Straddle Period Shareholder Taxes” means the portion of any Company Taxes payable with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date as follows: (a) in the case of Taxes that are either (i) based upon or related to income, gains, receipts, or gross margins, or (ii) otherwise imposed on a non-periodic basis, the amount of such Taxes that would be payable pursuant to a closing of the books if the applicable taxable year ended on the Closing Date; and (b) in the case of Taxes not described above in clause (a), the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that, (A) for purposes of clause (a) above, (x) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period after the Closing Date in proportion to the number of days in each such portion, and (y) for the avoidance of doubt, no election shall be made under Section 1.1502-76(b)(2)(ii) of the Treasury Regulations to ratably allocate income, and (B) any credits relating to a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date in the same manner as the Taxes to which such credits relate.
“Straddle Period Tax Returns” means all Tax Returns of Company for Straddle Periods.
“Subsidiary” means, with respect to any Person, any other Person of which (i) fifty percent (50%) or more of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests or (C) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (ii) the power to vote or to direct the voting of sufficient securities to elect a majority of the Board of Directors or similar governing body is held by such Person.
“Supplemental Disclosure” has the meaning set forth in Section 5.8(a).
“Survival Period” has the meaning set forth in Section 7.1(a).
“Surviving Entity” has the meaning set forth in Section 1.1.
“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, municipal, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, earnings, healthcare, occupation, premium, windfall profits, conveyance, transfer, registration, and gains taxes, and customs duties, (b) any Liability in respect of any items described above in clause (a) whether as a result of transferee or successor liability, being a member of an affiliated, consolidated, combined or unitary group for any period (including pursuant to Treasury Regulation Section  1.502-6(a)), or otherwise by operation of Law, and (c) any Liability for the payment of amounts described above in clause (a) or clause (b) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other agreement to indemnify any other Person. For the avoidance of doubt, the terms “Tax” and “Taxes” shall include any amounts payable to any Governmental Authority under any Law relating to unclaimed property, abandonment, escheat or similar provision.
“Tax Proceeding” means any inquiry, claim, assessment, audit, administrative proceeding, judicial proceeding, investigation or other similar event or activity with respect to Company Taxes for any Pre-Closing Tax Period or Straddle Period, and with respect to Transfer Taxes.
“Tax Return” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, any amendments thereof, and any items filed or submitted pursuant to an extension or declaration of or with respect to estimated Taxes.
“Taxing Authority” means any United States, state, local or foreign government or any agency or political subdivision thereof responsible for the imposition, collection or administration of any Tax.
“Termination Fee” has the meaning set forth in Section 9.2(c).
“Termination Period” has the meaning set forth in Section 5.8(b).
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to the health, safety or environment that might result from such Release.
“Title Policies” has the meaning set forth in Section 5.16.
“Transaction Documents” means, collectively, this Agreement, the Voting Agreements, the Deposit Escrow Agreement, the Post-Closing Escrow Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes (other than income Taxes) and all conveyance fees, recording charges and other fees and charges imposed on Company, any Subsidiary, or any Company Shareholder in connection with the consummation of the Merger or the transactions contemplated by this Agreement occurring on or prior to the Closing Date.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“True Up Per Share Merger Consideration” has the meaning set forth in Section 2.10(g).
“Voting Agreement” has the meaning set forth in the recitals.
“WARN” has the meaning set forth in Section 3.17.
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